UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TYLER TECHNOLOGIES, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2024 PROXY STATEMENT

Empowering people who serve the public®

tyler technologies

March 29, 2024
Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders of Tyler Technologies, Inc. to be held on Thursday, May 9, 2024, at 9:00 a.m. Central Time. The meeting will be held in a virtual-only format at www.virtualshareholdermeeting.com/TYL2024. Details of the business to be conducted are given in the attached Notice of Annual Meeting and Proxy Statement.
Because the 2024 Annual Meeting of Shareholders will be held via the Internet only, the accompanying proxy materials include instructions on how to attend the meeting and the means by which you may vote and submit questions during the meeting. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any shareholder attending the meeting may vote electronically even if they have returned a proxy. Participation in the live virtual meeting will be considered in-person attendance.
Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Tyler Technologies.
Yours very truly,
JOHN S. MARR, JR.
Executive Chair of the Board

5101 Tennyson Parkway, Plano, Texas 75024

To Our Shareholders

Notice Of Annual Meeting Of Shareholders Date: Thursday, May 9, 2024 Time: 9:00 a.m., Central Time Place: Virtual (Internet)
The annual meeting of shareholders will be held in a virtual-only format at www.virtualshareholdermeeting.com/TYL2024 on Thursday, May 9, 2024, at 9:00 a.m. Central Time. Instructions for accessing the meeting are provided in the “Other Helpful Information” section at the end of the proxy materials.
At the meeting, you will be asked to:

elect eight directors to serve until the next annual meeting or until their respective successors are duly elected and qualified;
approve an advisory resolution on executive compensation;
ratify the selection of our independent auditors for fiscal year 2024;
approve the amended and restated Tyler Technologies, Inc. 2018 Stock Incentive Plan; and
vote on a shareholder proposal regarding a simple majority vote

Only shareholders of record as of March 15, 2024, may vote at the annual meeting.
All shareholders are encouraged to vote and submit their proxies in advance of the meeting by one of the methods described in the proxy materials. Please reference the “Voting Your Shares” portion of the “Other Helpful Information” section. Your prompt response will reduce the time and expense of solicitation.
The enclosed 2023 Annual Report does not form any part of the proxy solicitation material.
By Order of the Board of Directors,
Abigail Diaz
Chief Legal Officer
Corporate Secretary
Plano, Texas
March 29, 2024

General Information
This Proxy Statement and accompanying form of proxy, solicited on behalf of the Board of Directors, are being made available to shareholders on or about March 29, 2024.
This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.
Proposals
Shareholders are being asked to vote on the following matters at the 2024 Annual Meeting.

Proposal	Description	Vote Requirement for Approval	Board Recommendation	Effect of Abstentions	Effect of Broker Non-Votes

Proposal One	Election of Directors	Majority of votes cast	FOR	No effect	No effect

Proposal Two	Advisory Approval of Our Executive Compensation	Majority of shares present in person or represented by proxy	FOR	Counted as “AGAINST”	No effect

Proposal Three	Ratification of Our Independent Auditors for Fiscal Year 2024	Majority of shares present in person or represented by proxy	FOR	Counted as “AGAINST”	Discretionary vote

Proposal Four	Approval of the Amended and Restated Tyler Technologies, Inc. 2018 Stock Incentive Plan	Majority of shares present in person or represented by proxy	FOR	Counted as “AGAINST”	No effect

Proposal Five	Shareholder Proposal Regarding a Simple Majority Vote	66.67% of shares present in person or represented by proxy	AGAINST	Counted as “AGAINST”	No effect

1	2024 Proxy Statement

General Information	Table of Contents
Director Nominees
The following table summarizes certain attributes of each director nominee. Each item, including the age and tenure calculations, is current as of the 2024 Annual Meeting.

	Glenn A. Carter	Margot L. Carter	Brenda A. Cline	Ronnie D. Hawkins, Jr.	John S. Marr, Jr.	H. Lynn Moore, Jr.	Daniel M. Pope	Andrew D. Teed

Board Tenure (Years)	10	0	10	3	22	7	8	0
Age (Years)	68	56	63	68	64	56	61	52
Gender (Male/Female)	M	F	F	M	M	M	M	M
Race/Ethnicity:
African American/Black				•
Caucasian/White	•	•	•		•	•	•	•
Independent Director	•	•	•	•			•	(1)
2023 Committee Assignment(s)	NGC (C) Comp	N/A	Audit (C) NGC	Comp	Exec (C)	Exec	Comp (C) Audit	N/A
1.For more information regarding board independence matters, see “Board and Committee Independence.”
NGC = Nominating and Governance Committee
Audit = Audit Committee
Comp = Compensation Committee
Exec = Executive Committee
(C) = Chair
Each nominee has indicated that they are able and willing to serve as a director. If any nominee becomes unable to serve prior to the meeting, the persons named in the enclosed proxy will vote the shares covered by your executed proxy for a substitute nominee as selected by the Board of Directors.
Corporate Governance Facts: At a Glance
Recent Highlights
•Exercised automatic renewal of one-year executive employment agreements with Named Executive Officers.
•Adopted Incentive Compensation Recovery Policy effective November 20, 2023.
•Submitted first cybersecurity disclosure (Item 1C) in Form 10-K dated February 21, 2024.
•Amended and restated Company bylaws to further align with new universal proxy rules.
•Updated the Company’s Insider Trading Policy, with a focus on clarifying pre-clearance requirements and adding a quiet period policy.

Board and Committee Overview
•Board size: 8
•Number of independent directors: 5
•Board committees consisting entirely of independent directors: Audit, Nominating and Governance, and Compensation
•All directors in the 2023-2024 term attended at least 75% of meetings held
•All directors are elected annually
•Majority voting standard for directors in uncontested elections

2	2024 Proxy Statement

General Information	Table of Contents
•Plurality carveout for contested elections
•Director resignation policy
•Separate Board Chair and CEO
•Lead Independent Director appointed
•Independent directors meet in executive sessions
•Board and committees conduct annual self-evaluations
•Stock anti-hedging and pledging policy in effect
•Risk oversight by full board and as allocated to committees
•Annual advisory vote on executive compensation since 2017
•Stock ownership requirements for directors and executive officers
•Executive compensation recovery policy and incentive compensation recovery policy
Shareholder Rights Snapshot
•Tyler is not a controlled company
•Board is not a classified board
•No cumulative voting
•Board has ability to issue blank-check preferred stock
•Shareholders approved majority vote requirement for mergers, share exchanges, and certain other transactions at 2022 annual meeting
•Shareholders approved provision for shareholder ability to call special meetings at 2022 annual meeting
•Shareholders approved provision for shareholder ability to request action by written consent at 2022 annual meeting
Compensation Facts: At a Glance
Our executive compensation program is designed and administered to reward for performance based on the following objectives:
•Provide compensation that attracts, motivates, retains and rewards a talented executive team with deep experience in the public sector and cloud technology;
•Design compensation to prevent excessive risk-taking while rewarding for responsible growth of revenue and operating margin with a mix of compensation elements which balance performance-based with service-based compensation and annual with long-term compensation; and
•Deliver compensation based on the achievement of key operational results and long-term strategic objectives which drive Company performance and align executive compensation with increased shareholder value.
To achieve these objectives, elements of our compensation program include:
•A mix of fixed compensation, short-term incentives, and long-term incentives to provide total compensation designed to attract and retain executive talent and reward sustained strong performance
•Total annual target compensation to Named Executive Officers provided as 80% performance-based and 20% service-based
•Performance-based incentives linked to achievement of annual and long-term growth goals
•No material non-cash benefits, deferred compensation benefits, or other executive perquisites
•Health and welfare benefits provided to Named Executive Officers on the same terms as broadly available to Company employees
•Executive compensation subject to an executive compensation recovery policy; incentive compensation recovery policy also applies to defined “Executive Officers.”
•Executive requirements to hold a meaningful ownership stake in the Company, consistent with our stock ownership guidelines
•Caps and appropriate controls to ensure excessive risk is not incentivized
•Prohibition on stock option exchanges or repricing without shareholder approval
•Minimum one-year vesting period under our 2018 Stock Incentive Plan

3	2024 Proxy Statement

General Information	Table of Contents
•Enforcement of a stock anti-hedging and pledging policy
•An annual shareholder advisory vote on Named Executive Officer compensation since 2017
•Engagement with shareholders on executive compensation perspectives
•Annual compensation-related risk assessment
•No excise tax payments or “gross ups” on future post-employment compensation to our Named Executive Officers
•Annual peer group competitive analysis using publicly traded companies of similar size, most of which are in the enterprise software space, supplemented with a review of compensation data from the Radford Global Technology Survey (the “Radford Survey”)
Our Compensation Committee, comprised entirely of independent directors, is responsible for overseeing our executive compensation program.

4	2024 Proxy Statement

Securities Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 15, 2024, by (i) each beneficial owner of more than 5% of our common stock, (ii) each director and nominee, (iii) each “Named Executive Officer” (as defined in the SEC’s Regulation S-K), and (iv) all of our executive officers and directors as a group.
Security Ownership of Directors and Management

Name and Address of Beneficial Owner(1)	Direct(2) (#)		Options Exercisable Within 60 Days(3) (#)	Stock Awards Vested Within 60 Days(4) (#)	Other(5) (#)		Total (#)	Percent of Class(6) (%)

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,969,048	(7)	—	—	—		4,969,048	11.7

BlackRock, Inc. 55 Hudson Yards New York, NY 10001	3,249,262	(8)	—	—	—		3,249,262	7.7
Directors and Nominees
Glenn A. Carter	2,011		13,350	643	—		16,004	*
Margot L. Carter	—	(9)	—	—	—		—	*
Brenda A. Cline	1,358	(10)	10,000	643	4,002	(10)	16,003	*
Ronnie D. Hawkins, Jr.	1,358		—	643	—		2,001	*
Mary L. Landrieu	1,786		—	643	—		2,429	*
Daniel M. Pope	3,370		—	643	—		4,013	*
Andrew D. Teed	3,000	(11)	—	—	2,000	(11)	5,000	*
Dustin R. Womble	11,959	(12)	—	643	15,921	(13)	28,523	*
Named Executive Officers
John S. Marr, Jr.	6,983	(14)	119,000	—	51,388	(14)	177,371	*
H. Lynn Moore, Jr.	75,000		198,166	—	—		273,166	*
Brian K. Miller	16,160	(15)	38,332	—	26,781	(16)	81,273	*
Jeffrey D. Puckett	4,654		53,291	—	—		57,945	*
Directors and executive officers as a group (12 persons)	127,639		432,139	3,858	100,092		663,728	1.5

5	2024 Proxy Statement

Securities Ownership	Table of Contents
*Less than one percent of our outstanding common stock
1.Unless otherwise noted, the address of each beneficial owner is our corporate headquarters: 5101 Tennyson Parkway, Plano, Texas 75024.
2.“Direct” represents shares as to which each named individual has sole voting or dispositive power. All share numbers are rounded to the nearest whole share.
3.“Options Exercisable within 60 Days” reflects the number of shares that could be purchased by exercise of options at March 15, 2024, or within 60 days thereafter.
4.“Stock Awards Vested within 60 Days” reflects the number of restricted stock units that will vest and be settled in shares at March 15, 2024, or within 60 days thereafter.
5.“Other” represents the number of shares of common stock as to which the named entity or individual share (or may be deemed to share) voting and dispositive power with another entity or individual(s).
6.Based on 42,438,685 shares of our common stock issued and outstanding at March 15, 2024. Each shareholder’s percentage is calculated by dividing (a) the number of shares beneficially owned by (b) the sum of (i) 42,438,685 plus (ii) the number of shares such owner has the right to acquire within 60 days.
7.Based on information reported by The Vanguard Group on Amendment No. 12 to Schedule 13G that was filed with the SEC on February 13, 2024. The Vanguard Group is deemed to have beneficial ownership of these shares, which includes sole voting power of 0 shares, sole dispositive power of 4,789,057 shares, shared voting power of 54,841 shares, and shared dispositive power of 179,991 shares.
8.Based on information reported by BlackRock, Inc. on Amendment No. 16 to Schedule 13G that was filed with the SEC on January 26, 2024, BlackRock, Inc. is deemed to have beneficial ownership of all of these shares, which includes sole voting power for 2,988,447 shares, sole dispositive power for all 3,249,262 shares.
9. 2024 director nominee.
10.Includes: 4,002 shares owned indirectly by Ms. Cline, which are held by a family limited partnership in which Ms. Cline and her husband each own a 44% limited partner interest, and each have 50% ownership and control of the sole general partner with a 2% general partner interest. The remaining limited partner interests are owned by Ms. Cline’s sons. Ms. Cline disclaims beneficial ownership of the shares except to the extent of her pecuniary interest therein.
11. 2024 director nominee. Indirect shares include 2,000 shares owned by a trust in which Mr. Teed and his wife are sole trustees and for which Mr. Teed is deemed to have shared voting power and dispositive power.
12.Includes: 11,859 shares held in a margin account.
13.Indirect shares are held by a revocable grantor trust of which Mr. Womble and his spouse are the sole trustees and primary beneficiaries. These shares are held in a margin account.
14.Includes: (a) 5,500 shares held in a descendant's trust in which Mr. Marr is a co-trustee and is deemed to have shared voting and/or dispositive power; (b) 150 shares held in a QTIP trust in which Mr. Marr is a co-trustee and is deemed to have shared voting and/or dispositive power; and (c) 33,000 shares held in a partnership in which Mr. Marr is the general partner (the partnership is owned 99% by a trust in which Mr. Marr's children are the beneficiaries and 1% by the general partner). Mr. Marr disclaims beneficial of the indirect shares, except to the extent of his pecuniary interest therein.
15.Includes: 8,416 shares held in a margin account.
16.Includes: (a) 17,455 shares owned indirectly, which are owned by a family trust for which Mr. Miller’s spouse is the beneficiary and trustee; (b) 4,583 shares owned indirectly, which are owned by a family trust for which one of Mr. Miller’s children is a beneficiary and Mr. Miller is the trustee; and (c) 4,743 shares owned indirectly, which are owned by a family trust for which one of Mr. Miller’s children is a beneficiary and Mr. Miller is the trustee.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act requires that our directors, executive officers, and 10% or more shareholders file with the SEC and New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. These persons are required to furnish us with copies of all Section 16(a) reports they file with the SEC. To our knowledge, based solely upon (i) our review of the copies of the forms we received during 2023 and (ii) written representations from our directors and executive officers, we believe that all of our directors, officers, and 10% or more shareholders, complied with all Section 16(a) filing requirements during 2023 with the following exceptions: (a) one late report was made on June 13, 2023, on behalf of Mr. Marr with respect to sales of shares of our common stock on May 17 and 18, 2023, by a revocable trust established by Mr. Marr’s wife due to an unavoidable delay in providing complete information needed by us for the filing; (b) one late report was made on July 7, 2023, on

6	2024 Proxy Statement

Securities Ownership	Table of Contents
behalf of each of Messrs. Miller and Puckett with respect to purchases from the Company’s 2004 Employee Stock Purchase Plan due to delayed identification of the purchases; (c) one late report was made on August 1, 2023 (and amended on August 8, 2023) on behalf of Mr. Womble in order to (i) report previously unreported sales of shares and a charitable gift of shares by a revocable grantor trust on June 2, 2020, November 11, 2020, November 13, 2020, December 10, 2020, November 4, 2021, and December 15, 2021, (ii) correct certain prior filings, (iii) amend certain prior filings to reflect that certain shares of our common stock beneficially owned by Mr. Womble were held through a revocable grantor trust, and (iv) correct the number of shares of our common stock beneficially owned directly and indirectly by Mr. Womble (the late filing was required because we had not been provided complete and timely information about the revocable grantor trust, its share holdings, and its sales of shares for purposes of preparing the report); and (d) a second late report was also made on November 29, 2023, on behalf of Mr. Womble with respect to a sale of shares by a revocable grantor trust on November 14, 2023, because incomplete information was initially provided to us for reporting purposes.

7	2024 Proxy Statement

Proposals for Consideration

Proposal One
Election of Directors
At the annual meeting, you will be asked to elect a board of eight directors. The nominees for director are: Glenn A. Carter; Margot L. Carter (no relation to Glenn A. Carter); Brenda A. Cline; Ronnie D. Hawkins, Jr.; John S. Marr, Jr.; H. Lynn Moore, Jr.; Daniel M. Pope; and Andrew D. Teed. For more information regarding these nominees and their qualifications, see “Director Nominees and Executive Officers.”
Majority Voting Standard
Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “withhold” applicable to that nominee. Abstentions and broker non-votes are not counted as votes “for” or “withhold” applicable to a director nominee. Any incumbent nominee who does not receive a majority of votes cast “for” their election would be required to tender their resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the shareholder vote, the Nominating and Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process. Cumulative voting for the election of directors is not permitted. In a contested election, the required vote would be a plurality of votes cast.
Criteria for Selecting Director Nominees
Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees, which includes the following qualifications:
•Sound personal and professional integrity
•An inquiring and independent mind
•Practical wisdom and mature judgment
•Broad training and experience at the policy-making level of business, finance and accounting, government, education, or technology
•Expertise that is useful to Tyler and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained
•Willingness to devote the required time to carrying out the duties and responsibilities of Board membership
•Commitment to serve on the Board for several years to develop knowledge about our business
•Willingness to represent the best interests of all shareholders and objectively appraise management performance
•Involvement only in activities or interests that do not conflict with the director’s responsibilities to Tyler or our shareholders

8	2024 Proxy Statement

Proposals For Consideration	Table of Contents
In identifying nominees for director, the Board of Directors focuses on ensuring that it reflects a diversity of experiences and backgrounds that will complement our business and enhance the function of the Board. The Board prefers a mix of backgrounds and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes, and experiences, taken as a whole, will contribute to the high standards of board service.
Following the 2024 annual meeting, our Board of Directors will be composed of eight individuals, including two employee directors and one former employee/consultant director. We believe the mix of experience from our outside directors coupled with the specific industry experience of our employee directors provides an appropriate diversity of experience to effectively manage our business. In addition, each outside director has extensive public sector, chief executive officer, and/or or other executive leadership position experience with businesses of varying size in various industries, and/or with government service. A substantial majority of our directors have valuable experience in building and sustaining a successful business enterprise.
The Nominating and Governance Committee believes that the above-mentioned attributes and business experience, coupled with the diverse backgrounds summarized above, provide us with the perspectives, insights and judgment necessary to guide our Company’s strategies, monitor their execution, and perform effective oversight. For additional discussion, please see the section on “Board Diversity,” below.
Shareholder-Recommended Director Candidates
Our Nominating and Governance Committee considers director candidates nominated to the Board of Directors by a shareholder entitled to vote for the election of directors at an annual meeting of shareholders. A nominating shareholder must comply with the notice procedures set forth in Article III, Section 4 of the Company’s bylaws. The Nominating and Governance Committee may require any proposed nominee to provide additional information reasonably required to determine the eligibility of the proposed nominee to serve as director.
The Company’s Corporate Secretary must receive any shareholder nomination not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. In the case of an annual meeting which is held more than 30 days before or 70 days after such anniversary date, or if no annual meeting was held in the preceding year, then in order for the notice by the shareholder to be considered timely, it must be received no earlier than 120 days prior to the annual meeting and no later than 90 days before the annual meeting or the close of business on the 10th day following the first public announcement of the annual meeting, whichever is later.

9	2024 Proxy Statement

Proposals For Consideration	Table of Contents
Director Nominee Qualifications
The Board and the Nominating and Governance Committee look for directors who have qualifications that are relevant to Tyler, that support our various strategic initiatives, and that serve the interests of our shareholders. The table below summarizes why the qualifications we have highlighted are of particular importance to Tyler, and how the composition of a Board comprised of our director nominees meets those areas of importance.

Qualification	Relevance to Tyler	Board Composition

Accounting/Auditing	We operate in a complex financial environment with disclosure requirements, internal controls, and detailed business processes.	4

Business Operations	We have significant business operations focused on business development and sales, implementation, support and maintenance, product development, marketing, and various back-house operations, including cloud hosting services.	8

Capital Management	We allocate capital in various ways to run our operations, grow our core businesses, invest in our products, add to our technology portfolio, and return value to our shareholders.	8

Corporate Governance	We require the effective and transparent corporate oversight, ethics and responsibility expected of a public company.	8

Cybersecurity	We are committed to providing our products and services in a secure manner, protecting the integrity of the information we service and the privacy of our constituents.	8

Financial Literacy	We are routinely involved in or managing complex financial transactions and/or reporting requirements.	8

Industry Experience	We believe that experience in the software industry is relevant to an understanding of our business, strategy and marketplace.	7

Other Public Board(s)	We value the experience that comes with having served on another public board or boards.	2

Public Company Executive	We rely on directors with experience leading a large organization that is publicly traded for the practical insights on issues such as transparency, accountability and integrity.	4

Public Sector Service	We empower the public sector and find deep benefits in counting current or former leaders from local, state and federal government agencies among our directors.	2

Risk Management	We must develop, maintain, and continuously improve policies and procedures that effectively manage compliance and risk.	8

10	2024 Proxy Statement

Proposals For Consideration	Table of Contents
This table corresponds each qualification and experience summarized above with our director nominees.

Name	Accounting/Auditing	Business Operations	Capital Management	Corporate Governance	Cybersecurity	Financial Literacy	Industry Experience	Other Public Company Board(s)	Public Company Executive	Public Sector Service	Risk Management

Glenn A. Carter		●	●	●	●	●	●				●
Margot L. Carter	●	●	●	●	●	●	●	●	●		●
Brenda A. Cline	●	●	●	●	●	●		●			●
Ronnie D. Hawkins, Jr.		●	●	●	●	●	●			●	●
John S. Marr, Jr.		●	●	●	●	●	●		●		●
H. Lynn Moore, Jr.		●	●	●	●	●	●		●		●
Daniel M. Pope	●	●	●	●	●	●	●			●	●
Andrew D. Teed	●	●	●	●	●	●	●		●		●
Board Diversity
We champion a diversity of experience, skills, viewpoints, and backgrounds, including but not limited to the diversity of race, ethnicity, gender, geography and/or areas of expertise. Approximately one-third of our directors are diverse in terms of race or gender. Our director nominees range in age from 52 to 68 years of age.
Our Nominating and Governance Committee is focused on continued diversity on the Board. The current director nominees reflect the diverse backgrounds, experiences, and skill sets we value, while also refreshing the Board with younger directors who we expect to bring fresh perspectives to the Board. The Board has not taken, and does not expect to take, a metrics-based approach to identifying director nominees. Instead, we are guided by the principles set forth in the Company’s Corporate Governance Guidelines and Board charters; the Company’s values, including community and inclusion; and our respect for the views of our shareholders.

11	2024 Proxy Statement

Proposals For Consideration	Table of Contents
Over the course of 2023, the Board worked closely with the Nominating and Governance Committee to reflect on the director mix. Those discussions were aided by feedback from the shareholder community, including shareholders that Company and Board leadership had engaged with directly. Many of those conversations centered on shareholder perspectives that the Company would benefit from directors with additional SaaS and payments expertise, acquisition experience, and/or accounting backgrounds.
Given that feedback and the Board’s own appreciation for the Company’s steady progress on its cloud transition and 2030 goals, the Nominating and Governance Committee recommended the addition of Margot L. Carter (no relation to Glenn Carter), an experienced professional with extensive experience in capital markets, financings, and business combinations, as well as proven leadership on public company boards and in the SaaS and payments markets. The Nominating and Governance Committee also recommended the addition of Andrew D. Teed, a former Company leader with deep knowledge of the public sector market, experience with M&A, an entrepreneurial vision complemented by strong operational discipline, and accounting expertise. More information about Ms. Carter and Mr. Teed can be found below.
Because we continue to value a tightly integrated, high-functioning Board, the Nominating and Governance Committee did not recommend increasing the number of directors to more than eight.
Board Tenure
We believe that directors with varied tenure contribute to a range of perspectives, ensure knowledge transfer, and refresh the dynamics of the Board. As of the 2024 Annual Meeting, our longest-serving director, Mr. Marr, has 22 years of service. The shortest service years are held by Ms. Carter and Mr. Teed, who will be new to the Board (Ms. Carter having relevant experience on other public company boards).Together, the current director nominees reflect an average tenure of 7.50 years of service on the Board.
Director Nominees and Executive Officers
Below is a brief description of our director nominees and named executive officers. Each director holds office until our next annual meeting or until their successor is elected and qualified. Named executive officers are elected annually by the Board of Directors and hold office until the next annual Board meeting or until their successors are elected and qualified.

John S. Marr, Jr. Executive Chair of the Board Age: 64 Director since: 2002
Mr. Marr has served as a director since May 2002. Mr. Marr has served as Executive Chair of the Board of Tyler since May 2018. Mr. Marr served as Chair of the Board and Chief Executive Officer from January 2017 until May 2018, when he assumed his current title and H. Lynn Moore, Jr. was appointed to the additional position of Chief Executive Officer. Mr. Marr also serves as Chair of the Executive Committee. From July 2004 through December 2016, Mr. Marr served as President and Chief Executive Officer. From July 2003 until July 2004, Mr. Marr served as Chief Operating Officer. Mr. Marr also served as President of MUNIS, Inc. from 1994 until July 2004. Mr. Marr began his career in 1983 with MUNIS, a provider of a wide range of software products and related services for county and city governments, schools, and not-for-profit organizations, with a focus on integrated financial systems. Tyler acquired MUNIS in 1999.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:
•Executive Chair of the Board since May 2018; Chair of the Board since January 2017; Chief Executive Officer of Tyler from 2004 to 2018
•Over 35 years of specific industry experience, including Chief Executive experience with MUNIS prior to acquisition by Tyler
•Outside board experience as a former director of Mercy Hospital in Portland, Maine

12	2024 Proxy Statement

Proposals For Consideration	Table of Contents

Glenn A. Carter Director Age: 68 Director since: 2014
Mr. Carter has served as a director since 2014. In 2023, Mr. Carter also served as Lead Independent Director, Chair of the Nominating and Governance Committee, and a member of the Compensation Committee. In 1999, Mr. Carter founded DataProse, Inc., a provider of billing services to the public sector (primarily cities, counties, local governments, utilities, and water-related entities). Mr. Carter served as Chief Executive Officer of DataProse until April 2008, when he sold it to CSG Systems International, Inc. From April 2008 through March 2010, Mr. Carter served as Vice President, Market and Business Development for CSG. Mr. Carter is currently retired. Mr. Carter is National Association of Corporate Directors (NACD) Directorship Certified™. The NACD Directorship Certification® program equips directors with the foundation of knowledge sought by boards to effectively contribute in the boardroom. NACD Directorship Certified directors pass a foundational exam developed by experienced directors and, via continuing recertification requirements, commit to continuing education on governance and emerging issues impacting the businesses they serve in order to elevate the profession of directorship. In November 2022, Mr. Carter completed the requirements to receive the CERT Certificate in Cybersecurity Oversight from the Software Engineering Institute at Carnegie Mellon University.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:
•Executive and entrepreneurial experience as founder of DataProse, Inc.
•Over 20 Years of specific public sector market experience as CEO of DataProse, Inc.
•NACD Directorship Certified™ and CERT Certificate in Cybersecurity Oversight

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Margot L. Carter Director Nominee (nominated by non-management director) Age: 56 Other Current Reporting Company Directorships: Installed Building Products, Inc. and Eagle Materials, Inc.
Ms. Carter (no relation to Glenn A. Carter) is a director nominee. She currently serves as president of Living Mountain Capital, where she invests in and advises companies, including www.cien.ai, a cloud-based digital artificial intelligence sales intelligence business, which she co-founded. She also advises companies and private equity firms on digital transformation and innovative strategies. Ms. Carter currently serves as the lead director, governance and nominating committee chair, and member of the audit committee of Installed Building Products, Inc. (NYSE: IBP). She also serves as a member of the nominating and governance committee and the compensation committee of Eagle Materials, Inc. (NYSE: EXP). From 2017 to 2021, Ms. Carter was on the board of Interior Logic Group (ILG), where she advised and led the innovation efforts and M&A strategy through its IPO filing and subsequent sale to Blackstone. From 2016 to October 2022, Ms. Carter served as chair of the risk and compensation committees and as a member of the audit committee for Freeman Company, whose hotel division was also sold to Blackstone during her tenure. From 2010-2015, Ms. Carter was the Executive Vice President, Global Chief Legal Officer and corporate secretary at RealPage, Inc., a $10 billion prop tech provider of SaaS software and other offerings, including payment solutions. Ms. Carter began her career at the law firm Morgan Lewis, representing banks, private equity and Fortune 500 companies, specializing in finance, governance, securities, IPOs and M&A.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:
•Domain expertise in cloud/SaaS technology, payment solutions and operations
•Deep background in finance, business combinations, and corporate governance
•Experience on public company boards

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Brenda A. Cline Director Age: 63 Director since: 2014
Ms. Cline has served as a director since 2014. In 2023, Ms. Cline also served as Chair of the Audit Committee and as a member of the Nominating and Governance Committee. Since 1993, Ms. Cline has served as Chief Financial Officer, Treasurer, and Secretary of the Kimbell Art Foundation, a private foundation that owns and operates the Kimbell Art Museum in Fort Worth, Texas. In such capacities, Ms. Cline has responsibilities relating to its investment portfolio of approximately $400 million; manages all treasury functions; and oversees all foundation and museum business operations, including budgeting, cash management, employee benefit plans, insurance, debt service and compliance, financial reporting, and contractual and legal matters. Ms. Cline has also served as an Independent Trustee of American Beacon Funds since 2004 and currently serves as the Chair of the Board of Trustees, having formerly served as the Chair of the Audit and Compliance Committee and as the Co-Chair of the Investment Committee. In 2015, Ms. Cline was elected to the Board of Directors of Range Resources Corporation (NYSE: RRC), where she currently serves as Chair of the Audit Committee. From 2017 through 2021, Ms. Cline was on the Board of Directors of Cushing Closed-End Funds (NYSE: SRV, SZC), and Cushing Mutual Fund Trust, where she served as Chair of the Audit Committee and a member of the Nominating and Governance Committee. From 1993 until 2013, Ms. Cline served as a contract author for Thomson Reuters (formerly “Practitioners Publishing Company”) in Fort Worth, Texas, writing and editing published financial accounting and reporting books. Prior to 1993, Ms. Cline was a senior manager with Ernst & Young. Since 1998, Ms. Cline has also served as a Trustee of Texas Christian University (“TCU”) in Fort Worth, Texas. Ms. Cline’s service for TCU includes serving as the former Chair of the Investment Committee, member of the Audit Committee, former chair of the Fiscal Affairs Committee, former member of the Executive Committee, and former member of the Student Relations Committee and Academic Affairs Committee. Ms. Cline is a certified public accountant.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:
•Executive operational and investment management experience for the Kimbell Art Foundation
•Outside board experience as a director of Range Resources Corporation, trustee of American Beacon Funds, and former trustee of the Cushing Asset Management Closed-End Funds
•Fiduciary and executive experience as a university trustee and on other senior university committees
•Certified Public Accountant and audit experience with a large public accounting firm

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Ronnie D. Hawkins, Jr. Lt. General, USAF (Ret) Director Age: 68 Director since: 2021
Mr. Hawkins has served as a director since 2021. In 2023, Mr. Hawkins served as a member of the Compensation Committee. Mr. Hawkins is currently the president of Angelo State University in San Angelo, Texas. Mr. Hawkins possesses approximately 40 years of Department of Defense (DoD) experience in cyberspace operations and major computer network architectures. From 2012 through 2015, Mr. Hawkins led the Defense Information Systems Agency, a global Combat Support Agency comprised of 12,000 personnel, serving the President of the United States, the Secretary of Defense, Joint Chiefs of Staff, DoD components, and other mission partners. He served on the President’s National Security Telecommunications Advisory Committee and executed modernization of mobile communications in direct support of the President. Mr. Hawkins was a member of the Strategic Advisor Group on nuclear, space, and cyber operations to Commander, U.S. Strategic Command. Mr. Hawkins has operated at the strategic level with civilian and military leaders of several foreign countries, including Israel, Iraq, Afghanistan, the United Kingdom, Korea, Japan, and Australia. From 2015 through 2020, Mr. Hawkins was President and CEO of Hawkins Group, LLC, a certified Service-Disabled Veteran Owned Small Business (SDVOSB) that provided strategic and operational cybersecurity consulting and professional services to clients throughout the United States. Mr. Hawkins has served on the Board of Directors of ITC Holdings Corp., a subsidiary of Fortis Inc. (NYSE: FTS), since 2020. He is also the President of EZRA Vision Ministries and the Dunbar Preservation Library of San Angelo, as well as a voting board member of the San Angelo Area Foundation.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:
•Leader with over 20 years of successful senior executive experience managing the delivery and operation of information technology and cybersecurity solutions
•Distinguished military veteran and public servant at the federal level
•Experience in higher education administration

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H. Lynn Moore, Jr. President and Chief Executive Officer and Director Age: 56 Director since: 2017
Mr. Moore has served as director since 2017. Mr. Moore also serves as a member of the Executive Committee. Mr. Moore has served as President of Tyler since January 2017 and in May 2018 was also named Chief Executive Officer. Mr. Moore previously served as Executive Vice President from February 2008 through December 2016, General Counsel from September 1998 through December 2016; and Secretary from October 2000 through December 2016. Mr. Moore also served as Vice President from October 2000 until February 2008. From August 1992 to August 1998, Mr. Moore was associated with the law firm of Hughes & Luce, LLP in Dallas, Texas, where he represented numerous publicly held and privately owned entities in various corporate and securities, finance, litigation, and other matters.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:
•President of Tyler since 2017; Chief Executive Officer since 2018
•Executive Vice President of Tyler from 2008 to 2016
•Over 25 years of relevant corporate and industry experience

Daniel M. Pope Director Age: 61 Director since: 2016
Mr. Pope has served as a director since 2016. In 2023, Mr. Pope also served as Chair of the Compensation Committee and as a member of the Audit Committee. Mr. Pope is Executive Chair of Victory Bank, which is based in West Texas and delivers financial solutions to businesses at every stage using cutting-edge technology. He previously served as the three-term Mayor of the city of Lubbock, Texas from May 2016 to May 2022. Mr. Pope served as Chief Development Officer of Covenant Health System in Lubbock, Texas from 2014 through 2018. From 1994 through 2014, Mr. Pope served as the Chief Executive Officer of Benchmark Business Solutions, an office technology business he founded in 1994. Prior to founding Benchmark, Mr. Pope served in various sales and leadership roles for Xerox Corporation. Mr. Pope also served on the Covenant Health System Board of Trustees from 2007 through 2011, including Chairman of the Board from 2010 through 2011, and as a member of the Finance and Conflicts Committee and the Compensation Committee. Mr. Pope served on the Lubbock Independent School District Board of Directors from 2007 through 2016. Mr. Pope also serves on the Rawls College of Business Advisory Council at Texas Tech University.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:
•Over 20 years of senior-level executive experience
•Public sector executive experience as Mayor of the city of Lubbock, Texas and as President of the Lubbock Independent School District Board of Directors

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Andrew D. Teed Director Nominee (nominated by non-management director) Age: 52
Mr. Teed is a director nominee. He currently serves as the Chief Executive Officer of ECO Parking Technologies, an integrated lighting and parking guidance company with cloud-based reporting functionality. Mr. Teed also sits on the boards of two early-stage businesses in the Indianapolis area. Prior to serving in these roles, Mr. Teed spent nearly 20 years at Tyler, first as a senior finance manager for one of Tyler’s divisions and then in various senior leadership capacities. During his final five years at Tyler, from 2015-2020, he served as President of what was then known as the Enterprise Group at the Company, with responsibility over three Tyler divisions. After his retirement in February 2020, he served in a part-time capacity as a consultant to the Company until August 2021. Mr. Teed began his career at Arthur Andersen, where he worked for six years, and then he served as controller for Optcom Manufacturing in Silicon Valley for two years. Mr. Teed is a certified public accountant (inactive status).

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:
•Specific understanding of and leadership in public sector market and cloud technologies
•Entrepreneurial vision with strong operational mentality
•Current member of the American Institute of Certified Public Accountants and Certified Public Accountant (inactive)

Brian K. Miller Executive Vice President - Chief Financial Officer and Treasurer Age: 65 Executive Officer since: 1997
Mr. Miller has been Executive Vice President – Chief Financial Officer and Treasurer of Tyler since February 2008. From May 2005 until February 2008, Mr. Miller served as Senior Vice President – Chief Financial Officer and Treasurer. He previously served as Vice President – Finance and Treasurer from May 1999 through April 2005 and was Vice President – Chief Accounting Officer and Treasurer from December 1997 through April 1999. From June 1986 through December 1997, Mr. Miller held various senior financial management positions at Metro Airlines, Inc. (“Metro”), a publicly held regional airline holding company operating as American Eagle. Mr. Miller was Chief Financial Officer of Metro from May 1991 through December 1997 and also held the office of President of Metro from January 1993 through December 1997. From 1980 through 1986, Mr. Miller held various audit positions with the firm now known as Ernst & Young. Mr. Miller also serves on the Board of Trustees of the Texas A&M University 12th Man Foundation, a nonprofit organization. Mr. Miller is a certified public accountant.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS: •More than 35 years of public company senior financial management experience •Audit experience with a large public accounting firm •Certified Public Accountant

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Jeffrey D. Puckett Chief Operating Officer Age: 57 Executive Officer since: 2021
Mr. Puckett has served as Chief Operating Officer since February 2021. In that capacity, Mr. Puckett oversees the Company’s cloud initiatives as well as its corporate technology, IT, and information security teams. He has played a pivotal role in deepening Tyler’s partnership with Amazon Web Services, setting Tyler’s 2030 vision, and delivering on “One Tyler” initiatives. From 2019 until February 2021, Mr. Puckett served as Chief Strategy Officer, where he led cross-disciplinary efforts and evaluations of acquisition opportunities. He previously served as President of the Company’s Courts & Justice division, and he served in multiple roles in that division since 1992, including senior roles in implementation, development and sales. Before joining Tyler, Mr. Puckett worked in public safety for the public sector.

KEY ATTRIBUTES, EXPERIENCE AND SKILLS:
•More than 30 years of direct industry experience
•Executive responsibility for the Company’s transformative technologies and related disciplines
•Various senior management roles in multiple disciplines

VOTE
Our Board of Directors unanimously recommends that the shareholders vote FOR each of the nominees for director.

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Proposal Two
Advisory Approval of Our Executive Compensation
At the 2023 annual meeting, our shareholders voted, on an advisory basis, in favor of holding future shareholder voting on executive compensation on an annual basis. Our Board of Directors decided to follow our shareholders’ recommendation.
As described in detail in these proxy materials, our executive compensation program is designed to attract, retain and motivate our named executive officers. The design and administration of our executive compensation program balances responsible assessment of risk and compensation expense with a pay-for-performance design under which 81% of our CEO’s 2023 target compensation and 79% of our remaining Named Executive Officers’ 2023 target compensation was dependent on the achievement of annual and long-term objectives that increase shareholder value.
The following proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Named Executive Officers identified in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies, and practices, as disclosed under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended. Accordingly, for the reasons discussed in the “Compensation Discussion & Analysis” section of this Proxy Statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the shareholders of Tyler Technologies, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement for the 2024 Annual Meeting of Shareholders.”
The affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting is required to approve the advisory resolution on our executive compensation.
Because your vote is advisory, it will not be binding on either the Board of Directors or Tyler. However, our Compensation Committee, which is composed solely of independent directors, will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation arrangements. In addition, your non-binding advisory vote described in this Proposal Two will not be construed (1) as overruling any decision by the Board of Directors, any Board committee, or Tyler relating to the compensation of the Named Executive Officers or (2) as creating or changing any fiduciary duties or other duties on the part of the Board of Directors, any Board committee, or Tyler.

VOTE
Our Board of Directors unanimously recommends that the shareholders vote FOR the advisory approval of our executive compensation.

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Proposal Three
Ratification of Our Independent Auditors for Fiscal Year 2024
The Audit Committee is responsible for selecting and retaining independent auditors. The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for fiscal year 2024, subject to ratification by the shareholders. The affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting is required to ratify Ernst & Young LLP as our independent auditors for fiscal year 2024.
A representative of Ernst & Young LLP is expected to be present at the annual meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
Ernst & Young LLP served as our independent auditors for fiscal years 2023 and 2022. Ernst & Young LLP’s fees for all professional services during each of the last two fiscal years were as follows:

	2023 ($)	2022 ($)

Audit Fees	4,164,300	3,596,900
Audit-Related Fees	768,000	620,000
All Other Fees	—	—
Tax Fees	557,000	272,950
Total	5,489,300	4,489,850
Audit Fees. Fees for audit services include fees associated with the annual audit, the review of our interim financial statements, and the auditor’s opinions related to internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.
Audit-Related Fees. Fees for audit-related services generally include fees for accounting consultations and Securities and Exchange Commission (“SEC”) filings.
All Other Fees. No services were provided under this category during fiscal years 2023 and 2022.
Tax Fees. Fees for tax services include fees for tax consulting and tax compliance.
The Audit Committee approved all of the independent auditor engagements and fees presented above. Our Audit Committee Charter requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent auditors. All such services performed in 2023 were pre-approved by the Audit Committee. For more information on these policies and procedures, see “Board of Directors and Corporate Governance Principles—Pre-Approval Policies and Procedures for Audit and Non-Audit Services.”

VOTE
Our Board of Directors unanimously recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as our independent auditors for fiscal year 2024.

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Proposal Four
Approval of the Amended and Restated Tyler Technologies, Inc. 2018 Stock Incentive Plan
You are asked to consider and vote upon a proposal to approve the amendment and restatement of the Tyler Technologies, Inc. 2018 Stock Incentive Plan (the “Amended and Restated 2018 Plan”) to increase the number of shares of common stock available for delivery by 4.60 million shares, which amendment was approved by the Board of Directors on March 18, 2024. Under Delaware law, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required to approve the amendment and restatement of the 2018 Stock Incentive Plan. Additionally, the rules of the New York Stock Exchange require the affirmative vote of a majority of the votes cast.
If shareholders do not approve the amendment and restatement of the 2018 Stock Incentive Plan, Tyler will continue to have the authority to grant awards under the 2018 Stock Incentive Plan. However, if shareholders do not approve the amendment and restatement of the 2018 Stock Incentive Plan, our Board of Directors believes that the shares available for grant under the 2018 Stock Incentive Plan will not be sufficient to meet our anticipated future needs. As of the record date of this Proxy Statement, there are 182,335 shares of common stock remaining available for future grant of awards under our 2018 Stock Incentive Plan, prior to this amendment and restatement.
Set forth below is information regarding awards outstanding under the 2018 Stock Incentive Plan as of March 15, 2024.

Current Awards Outstanding(1)

Total shares underlying options outstanding	1,108,589
Weighted average exercise price of outstanding options	$234.79
Weighted average remaining contractual life of outstanding stock options, in years	4.27
Total shares underlying full value awards	679,346
Number of securities remaining available for future issuance under equity compensation plan	182,335
1.All outstanding awards under the 2018 Stock Incentive Plan represent awards outstanding under all plans, excluding our Employee Stock Purchase Plan, approved by shareholders. No awards are outstanding for equity compensation plans not approved by shareholders.
If the Amended and Restated 2018 Plan is approved, Tyler’s total potential dilution from the shares available for issuance under its equity incentive plans would increase from 5% as of March 15, 2024, to between 9% and15% depending on the mix of awards (with the 15% reflecting stock option awards, which are technically permitted under the plan but not currently awarded in practice). Total potential dilution is the number of shares subject to equity awards outstanding but not exercised or settled plus the number of shares available to be granted, divided by the sum of the total number of shares of Tyler common stock outstanding as of March 15, 2024 . We considered this potential dilution level and concluded that the resulting dilution levels would be within competitive ranges.

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Tyler manages its long-term dilution goal by monitoring the number of shares subject to equity awards that it grants annually, commonly referred to as its “burn rate”. The burn rate shows how rapidly a company is depleting its shares reserved for equity compensation plans, and is defined as the number of shares granted under Tyler’s equity incentive plans divided by the weighted average number of common shares outstanding at the end of the fiscal year, as calculated below. Tyler has calculated the burn rate under the 2018 Stock Incentive Plan for the past three years, as set forth in the following table:

	Options (#)	RSUs (#)	Performance- Based RSUs (#)	Weighted Average Shares Outstanding (#)	Burn Rate (%)

2021	87,300	202,401	37,566	40,848,270	0.80
2022	90,300	172,188	67,504	41,543,533	0.79
2023	—	225,395	129,543	42,023,671	0.84
The three-year average burn rate is 0.81%. Based on a review of our historical and projected grant practices, we believe that the shares reserved for grant under the Amended and Restated 2018 Plan will meet our equity grant needs for approximately 5 years. The shares reserved may, however, last for more or less than that time depending on currently unknown factors, such as the number of grant recipients, future grant practices and Tyler’s share price.
The number of shares of our common stock that are subject to the Amended and Restated 2018 Plan is no more than 14,100,000 shares of common stock, which includes (i) 4,600,000 newly authorized shares of common stock being approved in connection with this amendment and restatement and (ii) 9,500,000 shares of common stock approved under the 2018 Stock Incentive Plan.
The total number of authorized shares under the Amended and Restated 2018 Stock Incentive Plan – 14,100,000 - is an “absolute share limit” for awards under the Amended and Restated 2018 Stock Incentive Plan. After accounting for the number of shares already subject to outstanding awards made under the 2018 Stock Incentive Plan, the absolute share limit available for future grants under the 2018 Stock Incentive Plan as of March 15, 2024 is approximately 182,335 (If any of the outstanding awards under the 2018 Stock Incentive Plan are forfeited, the number of shares available for future grants will increase.) Under the Amended and Restated 2018 Plan, no more than 14,100,000 shares of Common Stock may be issued pursuant to the exercise of Incentive Stock Options. Each award granted under the Amended and Restated 2018 Plan will further reduce the absolute share limit by (1) one share for each share subject to an option award and (2) 2.5 shares for any other award, including restricted stock, restricted stock units, and other stock-based awards.
The purpose of the Amended and Restated 2018 Stock Incentive Plan is to enable us to provide additional incentives to our non-employee directors and selected employees whose substantial contributions are important to our continued growth and profitability. The following summary does not contain all of the information in the Amended and Restated 2018 Plan. A copy of the Amended and Restated 2018 Stock Incentive Plan is attached as Appendix A.
Purpose of the Amended and Restated 2018 Stock Incentive Plan
Stock-based compensation is designed to strengthen the commitment of selected employees, directors and consultants, to motivate those individuals to perform their assigned responsibilities diligently and skillfully, and to attract and retain competent, innovative management dedicated to our long-term growth and profitability. We believe this can best be accomplished by tying a portion of compensation to appreciation in the market value of our Common Stock so that the management and selected employees, non-employee directors and consultants are rewarded if the value of your investment in our Common Stock has appreciated.

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Description of the Amended and Restated 2018 Stock Incentive Plan
Like the 2018 Stock Incentive Plan, the Amended and Restated 2018 Plan provides for the grant of nonqualified stock options, incentive stock option awards, restricted stock, restricted stock units, and other stock-based awards. No award under the 2018 Plan may be transferred or encumbered other than by will or by the laws of descent and distribution. Each of these award types is summarized below.
The Amended and Restated 2018 Plan is designed to be administered by the Compensation Committee of our Board of Directors. Subject to applicable law and regulations, as well as New York Stock Exchange rules, the Compensation Committee may allocate or delegate any of its responsibilities and powers with respect to the Amended and Restated 2018 Plan to any persons or persons, including one or more of its members or one or more officers of Tyler, except for grants of awards to non-employee directors or directors otherwise subject to Section 16 of the Exchange Act.
Awards may be granted to selected employees, officers, directors, consultants, and advisors, as well as any prospective employees, officers, directors, consultants, and advisors who have accepted an offer of employment or service with the Company. There are currently approximately 1500 individuals who receive awards under the Amended and Restated 2018 Plan, including employees and non-employee directors and officers. All awards under the Amended and Restated 2018 Plan will vest over a minimum period of one year after the date of grant. Notwithstanding the foregoing, this minimum vesting requirement may be accelerated by the Compensation Committee in its sole discretion, at any time and for any reason.
Option Grants. Stock options granted under the Amended and Restated 2018 Plan will be evidenced by an award agreement and will be nonqualified stock options unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. A nonqualified stock option is an option that the Compensation Committee does not designate as an incentive stock option. The Amended and Restated 2018 Plan requires that the exercise price under each stock option will not be less than 100% of the fair market value of our common stock at the time of the grant of the option. The fair market value per share is the reported closing price of our common stock on the New York Stock Exchange on the option grant date, or if no sale has been reported on such date, on the preceding day or the last day prior to the grant date when a sale was reported.
An incentive stock option means an option that is designated by the Compensation Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Amended and Restated 2018 Plan. Incentive stock options will be granted only to employees of the Company. No incentive stock option, however, may be granted to an employee who owns more than 10% of the voting power of all classes of securities, unless the exercise price is at least 110% of the fair market value of our Common Stock at the date of grant and the option is not exercisable more than five years after it is granted. There is no limit on the fair market value of incentive stock options that may be granted to an employee in any calendar year, but no employee may be granted incentive stock options that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the grant date of each option) in excess of $100,000. An incentive stock option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.
Options will vest and become exercisable as determined by the Compensation Committee, which may also accelerate the vesting of any options at any time and for any reason. Options will expire on a date determined by the Compensation Committee, not to exceed ten years from the grant date.

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The optionee may pay the exercise price:
i.in cash or by check;
ii.by delivering or attesting to the ownership of shares of common stock having a fair market value on the date of exercise equal to the exercise price of the option, provided that such shares either: (a) have been owned by the option holder for more than six months and have been “paid for” within the meaning of Rule 144 promulgated under the Securities Act of 1933; or (b) were obtained by the option holder in the public market (“Qualifying Shares”); or
iii. by such other method as the Compensation Committee shall approve, including (a) payment through a broker in accordance with cashless exercise procedures permitted by Regulation T of the Federal Reserve Board; (b) through a “margin” commitment from the holder and a FINRA Dealer whereby the holder elects to exercise the option and to pledge the shares to the FINRA Dealer in a margin account; or (c) through a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of the option that are needed to pay the exercise price and all applicable required withholding taxes.
Shares of Common Stock deliverable upon exercise of the options may be transferred from treasury or issued from authorized but unissued shares. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the option holder, may be exercised only by the option holder.
Unless otherwise provided by the Compensation Committee, upon termination of the employment or other service of the holder of an option for cause, all outstanding options will immediately terminate and expire. If the option holder dies or becomes disabled, each outstanding unvested option will become fully vested, and the legal representatives of the estate, or the option holder in the event of disability, may exercise his or her option provided the option is exercised prior to the date of expiration of the option period or one year from the date of the option holder’s death or disability, whichever occurs first. If an option holder’s employment or other service terminates for any other reason, each outstanding unvested option will immediately terminate and expire, and each outstanding vested option will remain exercisable for 90 days thereafter, but not beyond the expiration of the option period. Notwithstanding the foregoing, the Compensation Committee may extend the post-termination exercise period for any vested option, but not beyond the expiration of the option period. If an option expires or terminates before it has been exercised in full, then the shares of Common Stock allocable to the unexercised portion of that option may become subject to future grants under the Amended and Restated 2018 Plan. We have not issued any options under the 2018 Stock Incentive Plan since 2022.
Restricted Stock and Restricted Stock Units. Under the Amended and Restated 2018 Plan, the Compensation Committee may also grant awards of restricted stock and restricted stock units. Each such grant must also be evidenced by an award agreement. Restricted stock means shares of our Common Stock subject to certain specified restrictions. A restricted stock unit is an unfunded and unsecured promise to deliver shares of our Common Stock or, in the Compensation Committee’s discretion, cash, which is also subject to specified restrictions. The specified restrictions for these awards, as determined by the Compensation Committee, may include, without limitation, a requirement that the holder remain continuously employed or provide continuous services for a specified period of time.
The Amended and Restated 2018 Plan provides for formula grants to each non-employee director. Each non-employee director shall receive an initial grant of restricted stock units and thereafter an annual grant of restricted stock units. The initial grant upon a non-employee director’s initial election or appointment to our Board of Directors shall have a grant date value not to exceed $600,000. Thereafter, upon re-election to the Board, an annual grant shall be awarded on the date of each annual meeting of shareholders and shall have a grant date value not to exceed $300,000. If the initial election or appointment to the Board of Directors occurs on a date other than the annual meeting of shareholders, the Compensation Committee may, in its sole discretion, provide for a prorated initial grant, in whole or in part, based on the partial year of board service. Grants to all non-employee directors shall vest on the first anniversary of the grant date. Notwithstanding the foregoing, the Compensation Committee in its discretion may determine not to make an annual grant under the Amended and Restated 2018 Plan to any non-employee director.

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Under a restricted stock grant, a stock certificate shall be issued in the name of the holder of shares of our common stock, and shall be registered in the name of the holder and held in book-entry form. The holder will generally have the rights and privileges of a shareholder with respect to the shares of restricted stock, including the right to vote the stock and to receive dividends on the stock; provided, however, that if the vesting of restricted stock is contingent on satisfaction of performance conditions (other than or in addition to the passage of time), no dividends will be paid until 15 days after any performance conditions associated with the grant are satisfied. When the restricted period applicable to the grant, as determined by the Compensation Committee, has lapsed, then the restrictions upon the shares of common stock shall be of no further force or effect. The Compensation Committee has the authority to accelerate vesting of any restricted stock grants.
With respect to restricted stock unit grants, the holder will not have any rights or privileges as a shareholder until shares of our common stock are actually issued. When the restricted period applicable to the grant, as determined by the Compensation Committee, has expired, the Company will “settle” the vested restricted stock unit by issuing the holder one share of common stock for each then outstanding vested restricted stock unit. The Compensation Committee has the discretion to elect to pay the equivalent of the common stock value in cash or part in cash or part in shares. The Compensation Committee may also defer the issuance of shares if the deferral would not cause adverse tax consequences under Section 409A of the Code.
Unless otherwise provided by the Compensation Committee, upon termination of the employment or other service of the holder for cause, all outstanding shares of unvested restricted stock and unvested restricted stock units shall immediately terminate and expire. If the holder dies or becomes disabled, all outstanding shares of unvested restricted stock and unvested restricted stock units will become fully vested. If a holder’s employment or other service terminates for any other reason before vesting, (1) all vesting with respect to restricted stock and restricted stock units will cease, and (2) shares of unvested restricted stock and restricted stock units shall be forfeited for no consideration.
Other Stock-Based Awards. The Compensation Committee also has the authority to issue other stock-based awards, alone or with other awards, which must also be evidenced by an award agreement. Other stock-based awards may include unrestricted common stock, rights to receive grants of awards at a future date, or other awards denominated in common stock (including, without limitation, performance shares or performance units).
The Amended and Restated 2018 Plan will expire on May 9, 2034. Upon expiration, no further awards may be granted under the Amended and Restated 2018 Plan, but the expiration will not affect awards then outstanding, which will continue to be subject to the Amended and Restated 2018 Plan. Our Board of Directors may amend, alter or discontinue the Amended and Restated 2018 Plan, or any part thereof. However, we will obtain shareholder approval for any amendment to the Amended and Restated 2018 Plan (1) to the extent necessary and desirable to comply with applicable law, regulation, or rule, (2) because of changes in GAAP to new accounting standards, (3) if it would materially increase the number of shares authorized under the Amended and Restated 2018 Plan, or (4) if it would materially modify the requirements for participation in the Amended and Restated 2018 Plan. The Compensation Committee may waive any conditions or rights under any award, except that the Compensation Committee may not reduce the exercise price of an option, cancel an outstanding option and replace it with a lower exercise-priced option, or take any other action that is considered a “repricing”. The Compensation Committee may also make appropriate adjustments in the number of shares covered by the Amended and Restated 2018 Plan, the number of shares subject to outstanding awards, and option exercise prices, to reflect any stock dividend, stock split, share combination, or other recapitalization and, with respect to outstanding awards and option exercise prices, to reflect any merger, consolidation, reorganization, liquidation, or similar transaction.
All awards under the Amended and Restated 2018 Plan will be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law. Additionally, the Compensation Committee may provide that awards are subject to clawback or forfeiture in the event that the participant has engaged or engaged in certain specified activities that are detrimental to us or if the participant receives any amount in excess of what the participant should have received under the terms of the award for any reason.

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It is intended that the provisions of the Amended and Restated 2018 Plan comply with Section 409A of the Code, and all provisions of the Amended and Restated 2018 Plan are to be construed consistent with those requirements.
New Plan Benefits
The future awards that may be made to eligible participants under the Amended and Restated 2018 Plan are subject to the discretion of the Compensation Committee and, therefore, cannot be determined with certainty at this time. However, it is anticipated that, among others, all of our current executive officers, including our named executive officers, and our non-employee directors will receive awards under the Amended and Restated 2018 Plan. Equity awards made under the 2018 Stock Incentive Plan in 2023 to our Named Executive Officers are set forth under “Executive Compensation—Grants of Plan-Based Awards in 2023” and equity awards under the 2018 Stock Incentive Plan in 2023 to our non-employee directors are set forth under “Operations of the Board and its Committees—Non-Employee Director Compensation.”
Historical Plan Benefits
The following table sets forth information on stock options, restricted stock units and performance-based restricted stock units granted under the 2018 Stock Incentive Plan since inception and includes awards subsequently forfeited, if any, as of March 15, 2024. The closing price of a share of common stock on March 15, 2024 was $416.31 per share.

Name and Position	Stock Options (#)	RSUs (#)	Performance-Based RSUs (#)	Total (#)

John S. Marr, Jr. Executive Chairperson of the Board	170,750	36,000	21,350	228,100
H. Lynn Moore, Jr. President and Chief Executive Officer	217,500	41,392	79,504	338,396
Brian K. Miller Executive Vice President, Chief Financial Officer and Treasurer	107,000	14,524	45,529	167,053
Jeffrey D. Puckett, Chief Operating Officer	26,200	1,348	25,981	53,529
All Current Executive Officers as a Group	521,450	93,264	172,364	787,078
Non-Employee Directors as a Group	—	29,672	—	29,672
All Current and Former Employees (excluding Executive Officers) as a Group	375,650	1,123,858	337,259	1,836,767
Tax Treatment of Options, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards
The discussion below summarizes the expected federal income tax treatment of awards under the Amended and Restated 2018 Plan, under currently applicable laws and regulations. It is only a summary of the effect of U.S. federal income taxation upon grantees and upon us with respect to the grant and exercise of awards under the Amended and Restated 2018 Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of grantee’s death or the income tax laws of any municipality, state or foreign country in which the grantee’s income or gain may be taxable.

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Proposals For Consideration	Table of Contents
An option holder has no taxable income, and we are not entitled to a corporate tax deduction, at the time of an option grant. All stock options that qualify as incentive stock options under Section 422 of the Code will be entitled to “incentive stock option treatment.” To receive that treatment, the option holder must not dispose of the acquired stock within two years after the option is granted and within one year after it is exercised. In addition, the individual must have been an employee for the entire time, from the date of granting the option until three months (one year if the employee is disabled) before the date of exercise. The requirements that the individual be an employee and the two-year and one-year holding periods are waived in the case of the employee’s death. If all such requirements are met, then any gain (or loss) upon sale of the stock will be capital gain or loss. The employee’s gain on exercise (the excess of the fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income, even though it is not included in taxable income for purposes of determining regular tax liability of an employee. Consequently, an option holder may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.
If an employee does not meet the two-year and one-year holding requirements (a “disqualifying disposition”), then tax will be imposed at the time of sale of the stock. In such event, the employee’s gain on exercise of the incentive stock option will be compensation to them taxed as ordinary income rather than capital gain to the extent the fair market value of the acquired common stock on the date of exercise of the incentive stock option exceeds the aggregate exercise price paid for that common stock, and we will be entitled to a corresponding tax deduction at the time of sale. If the amount realized on the disqualifying disposition is less than the fair market value of the common stock on the date of exercise of the incentive stock option, the total amount includable in the option holder’s gross income, and the amount deductible by us, will equal the excess of the amount realized on the disqualifying disposition over the exercise price.
An option holder, upon exercise of a nonqualified stock option that does not qualify as an incentive stock option, recognizes ordinary income in an amount equal to the gain on exercise. The exercise of a nonqualified stock option entitles us to a tax deduction in the same amount as is includable in the income of the option holder for the year in which the exercise occurred. Any gain or loss realized by an option holder on subsequent disposition of shares generally is a capital gain or loss and does not result in any tax deduction to us.
Different tax consequences may result from stock-for-stock exercises of options.
A grantee of restricted stock recognizes taxable income upon vesting of the restricted stock. Any dividends paid on the shares of restricted stock are also taxable as compensation income upon receipt. The entire value of vested restricted stock is included in ordinary income in the year of vesting and entitles us to a tax deduction in the same amount as is includable in the income of the grantee in the same year. Upon grant, if expressly permitted by the terms of the applicable Award agreement or with prior approval of the Compensation Committee, a grantee of restricted stock is given the option to make a Section 83(b) election, which allows the grantee to report the fair market value of the shares as ordinary income on the grant date, instead of the date they vest. In this case, we are entitled to a tax deduction in the same amount. If the grantee makes this election, dividends with respect to the restricted stock that are paid currently (rather than held subject to forfeiture) will not be treated as compensation, but rather as dividend income, the grantee will not recognize additional income when the shares of restricted stock vest, and the grantee’s holding period for purposes of determining gain or loss on a sale of the shares will begin on the grant date. The grantee will not be entitled to any deduction if, after making this election, they forfeit any of the shares of restricted stock. If shares of restricted stock are forfeited after this election is made, the grantee will not be entitled to a refund of the ordinary income tax paid on the shares. The grantee may, however, be entitled to receive a capital loss deduction upon forfeiture.
A grantee of restricted stock units recognizes taxable income upon vesting and settlement of the restricted stock units, which occur at the same time with respect to our awards. The entire value of vested restricted stock units is included in ordinary income in the year of vesting and settlement, and entitles us to a tax deduction in the same amount as is includable in the income of the grantee in the same year.

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Proposals For Consideration	Table of Contents
A grantee of other stock-based awards does not recognize taxable income on the receipt of the grant, but does recognize ordinary income when the shares of common stock are delivered. The amount of this ordinary income will be the fair market value of the shares on the date of delivery. Any dividends paid on other stock-based awards are taxable as compensation income upon payment.
We will ordinarily be entitled to a tax deduction at the same time and in the same amounts as the compensation income recognized by the grantee of other stock-based awards.
We will retain the right to deduct or withhold, or require the grantee to remit to us, an amount sufficient to satisfy federal, state and local taxes, required by law or regulation with respect to any taxable event arising under the Amended and Restated 2018 Plan.
Sections 280G and 4999 of the Code provide that executive officers and directors, shareholders who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits that exceed certain prescribed limits in connection with a change of control of a company, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. The accelerated vesting of awards upon a change in control could result in a grantee being considered to receive “excess parachute payments” (as defined in Section 280G of the Code), which payments are subject to a 20% excise tax imposed on the grantee. If so, we would not be able to deduct any excess parachute payments.
Code Section 409A imposes an excise tax on non-qualified deferred compensation which does not meet certain requirements regarding, among other things, deferral election and distribution timing. The awards are structured either to avoid being classified as non-qualified deferred compensation subject to Code Section 409A or to comply with the restrictions imposed on non-qualified deferred compensation, and the Plan and the awards will be construed in a manner consistent with the requirements of Code Section 409A.
The Company generally will be entitled to a tax deduction in connection with an award under the Amended and Restated 2018 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, as described above. However, Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees.” We reserve the right to approve grants of awards for individuals that exceed the deduction limit of Section 162(m).
THE FOREGOING SUMMARY OF THE EFFECT OF THE FEDERAL INCOME TAX UPON PARTICIPANTS IN THE AMENDED AND RESTATED 2018 PLAN DOES NOT PURPORT TO BE COMPLETE, AND IT IS RECOMMENDED THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR COUNSELING. MOREOVER, THE FOREGOING SUMMARY IS BASED UPON PRESENT FEDERAL INCOME TAX LAWS AND IS SUBJECT TO CHANGE. THE TAX TREATMENT UNDER FOREIGN, STATE, OR LOCAL LAW IS NOT COVERED IN THIS SUMMARY.
Status of the Plan
The Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974, as amended.

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Proposals For Consideration	Table of Contents
Other Equity Compensation Plans
The following table summarizes certain information related to our stock incentive plan, restricted stock units and our employee stock purchase plan. There are no warrants or rights related to our equity compensation plans as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2023 (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in initial column as of December 31, 2023) (#)

Equity compensation plans approved by shareholders
2018 Stock Option Plan	1,870,812	283.09	456,556
Employee Stock Purchase Plan	9,997	355.40	525,881
Equity compensation plans not approved by shareholders	—	—	—

VOTE
Our Board of Directors unanimously recommends that the shareholders vote FOR the approval of the Amended and Restated Tyler Technologies, Inc. 2018 Stock Incentive Plan.

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Proposals For Consideration	Table of Contents
Proposal Five
Shareholder Proposal Regarding a Simple Majority Vote
Mr. John Chevedden, whose address and share ownership are available upon request as described at the “Communications with Our Board of Directors” section of this Proxy, has notified the Company of his intention to offer the proposal set forth below for consideration at the Annual Meeting. The proposal and supporting statement are presented as received from the proponent in accordance with SEC rules, and the Company disclaims any responsibility for its content. The shareholder proposal will be voted upon at the Annual Meeting only if properly presented at the meeting by Mr. Chevedden.
Proposal 5 – Simple Majority Vote
Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support each at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG).
Although this proposal is focused on Simple Majority Vote, it is not the only Tyler Technologies corporate governance area that needs improving. Two Tyler Technologies directors received abnormally high against votes in 2023.
Mr. Glenn Carter, Tyler lead director with added responsibilities, received 20% against votes. Mr. Dustin Womble, former Tyler employee with 19-years excessive Tyler director tenure and a potential nepotism issue, received 15% against votes. Against votes of 5% are often the norm for well-performing directors.
The overwhelming shareholder support for this proposal topic at hundreds of major companies raises the question of why Tyler has not initiated this proposal topic earlier.
Please vote yes:
Simple Majority Vote - Proposal 5

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Proposals For Consideration	Table of Contents
The Board’s Response to the Shareholder Proposal
After due consideration, the Board has determined that this proposal is not in the best interests of the Company and its shareholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons:
The proposal requests that each Company voting requirement that is in our Certificate of Incorporation or Bylaws that calls for a greater than simple majority vote (either explicit or implicit due to default state law) be replaced by a majority vote requirement.
Existing Supermajority Voting Thresholds Apply Only in Limited Circumstances
A majority of votes cast, or simple majority, is already the voting standard for nearly all matters voted upon by the Company’s shareholders. A higher voting standard is only required under the Certificate of Incorporation for the extraordinary matters summarized below.
•Article Ninth involves approval of certain business combinations with interested shareholders or their affiliates. Interested shareholders include any person who beneficially owns, directly or indirectly, 10% or more of the Company’s voting stock, or has had such a beneficial ownership position within the two-year period immediately prior to the date in question. The business combinations addressed in Article Ninth include mergers or consolidations with an interested shareholder or with any other corporation that is, or after the merger or consolidation would be, an affiliate of the interested shareholder. The business combinations also include a transaction between the Company and an interested shareholder having a fair market value of $10 million or more, as well as any proposal to reclassify securities or reorganize the Company in a way that increases the proportionate share of outstanding securities of Company stock that the interested shareholder owns, directly or indirectly.
•Article Twelfth involves amendments to, the repeal of, or the adoption of a provision inconsistent with, the text of either Articles Eighth (relating to the review and approval of mergers, share exchanges, and other significant transactions), Article Eleventh (related to the exculpation of directors consistent with Delaware law), or Article Twelfth (relating to amendments to certain limited provisions of the governing documents). It also addresses amendments to, the repeal of, or the adoption of changes to the bylaws by the Company’s shareholders.
Under the above limited circumstances, the supermajority voting thresholds are as follows:
•To approve an enumerated business combination under Article Ninth, the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of Company capital stock entitled to vote generally in the election of directors, voting together as a single class, and a majority of disinterested directors. Similarly, to amend Article Ninth itself to change this voting standard requires the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of Company capital stock entitled to vote generally in the election of directors, voting together as a single class.
•To approve an enumerated action under Article Twelfth, the affirmative vote of the holders of two-thirds or more of the outstanding voting stock entitled to vote any any regular or special meeting of the shareholders.
Tyler is a Delaware corporation. The voting standards summarized above are consistent with current Delaware corporate law. For example, under Delaware corporate law, a business combination with an interested shareholder is prohibited for three years after the person became an interested shareholder unless, among other exceptions, the business combination is approved by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

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Proposals For Consideration	Table of Contents
The Board believes that retaining voting standards other than a simple majority standard in the limited circumstances described above is in the best interests of the Company’s shareholders and the Company. Delaware law allows for, and in other cases defaults to, these same or similar standards. These same standards preserve and maximize long-term value for shareholders by, for example:
•Protecting against undue influence or an unfair takeover by an interested shareholder;
•Providing for fair, balanced, and transparent processes to approve extraordinary transactions;
•Ensuring that fundamental changes to provisions relating to the governance, capitalization, or organization of the Company are protected from transient shareholder sentiment, agendas, or prerogatives; and
•Facilitating the recruitment and retention of high-quality directors by providing them industry standard protections in their capacity as directors.
The Board is confident that these limited uses of voting standards other than a simple majority are time-honored mechanisms for minimizing the risk that the Company will be at the mercy of self-interested and potentially abusive actions proposed by one or a few large shareholders who may seek to advance their interests over the majority of the Company’s long-term shareholders. In these limited circumstances, heightened voting standards are appropriate, because they require the support of a broad consensus of the Company’s shareholders.
Benefits to Shareholders
Under a simple majority voting standard, where only a majority of the votes cast for and withhold or against is required, a few large shareholders would have the power to approve actions that would significantly alter the governance of the Company, including its capitalization or organizational structure, that could negatively impact all shareholders. For example, if the proposal were implemented as proposed and only 50.1% of the shares then outstanding were voted at a shareholders’ meeting, holders of just 25.1% of our outstanding shares could approve significant corporate changes that could negatively impact the interests of the rest of our shareholders. In short, a small group of shareholders could act in their own self-interest and to the detriment of the Company’s other shareholders. Our Board believes that the existing voting standards should not be adjusted because they are in the best interest of our shareholders and the Company.
The Company’s Corporate Governance is Sound
The Board strongly disagrees with the proposal’s assertion that the Company’s corporate governance needs improvement. As just some examples, shareholders will recall:
•In February 2022, the Board unanimously approved a proxy access bylaw amendment to the Company’s bylaws;
•In May 2022, shareholders approved amendments to the Company’s Amended and Restated Certificate of Incorporation, including a majority vote standard for mergers, share exchanges, and certain other transactions; a provision for shareholders to call a special meeting; and a provision for shareholders to request action by written consent; and
•In each of the last three years, our say-on-pay proposal has received more than 90% shareholder approval. In 2023, our say-on-pay proposal received more than 97% shareholder approval.
The proposal’s reference to the 2023 elections of Mr. Carter and Mr. Womble is also misplaced. Each of their votes were influenced by commentary from Glass Lewis, which was not echoed by ISS and which the Board believes overlooked substantive factors supporting their candidacy. Moreover, the basis for Glass Lewis’ commentary regarding Mr. Carter was temporary, and is not relevant in 2024, and Mr. Womble is not a director candidate in 2024.

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Proposals For Consideration	Table of Contents
The Board hopes that shareholders will evaluate the merits of the proposal in light of the Company’s strong track record of sound governance, and as that proposal is applied to the facts and circumstances specific to the Company. We hope that shareholders will not base their vote only on the recommendations of advisory services that apply a framework that does not account for considerations specific to the Company. Because the Board believes that the proposal is not in the best interests of the Company and its shareholders for the reasons set forth above,

VOTE
Our Board of Directors unanimously recommends that the shareholders vote AGAINST this shareholder proposal.

34	2024 Proxy Statement

Operations of the Board and its Committees
General Information
Our Board of Directors is responsible for supervision of the Company’s overall affairs. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. See “Board Committees.” Following the 2024 annual meeting, if each of the nominees for director is elected at the annual meeting, the Board will consist of eight directors, including two employee directors, one former employee/consultant director and five independent directors, as defined by Rule 303A.02 of the New York Stock Exchange Listed Company Manual (“NYSE Rule 303A.02”). We anticipate that in the future, the Board may be able to affirmatively determine that Mr. Teed ( the former employee/consultant director nominee) is independent based on the NYSE rules, including NYSE Rule 303A.02 and general materiality tests. For the 2024-2025 term, the Company does not intend to designate Mr. Teed as a member of any standing committees that limit eligibility to independent directors.
Board Leadership Structure
Tyler’s governing documents allow the roles of Board Chair and Chief Executive Officer to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time.
The Board believes that having Mr. Marr serve as Executive Chair of the Board and having Mr. Moore serve as Chief Executive Officer is in the current best interests of Tyler and its shareholders. As Chief Executive Officer and President, Mr. Moore has full responsibility for the day-to-day leadership of Tyler’s operations. Mr. Marr and Mr. Moore communicate frequently with each other, and with the Board and management. This arrangement allows Mr. Moore to concentrate on executing and leading the Company’s strategic initiatives and business plans, incorporating the input he receives from Mr. Marr and the Board. It further allows Mr. Moore to address operational challenges in real time, consulting with Mr. Marr if and as needed. Mr. Marr, in turn, is able to provide consistent executive oversight and facilitate communication between management and the Board.
Mr. Marr is not considered an independent director, at least because he remains under an employment agreement with Tyler whose current term is expected to renew in May 2024 and expire in May 2025. Accordingly, consistent with our Corporate Governance Guidelines and our Lead Independent Director Charter, the Board appointed Glenn A. Carter as Lead Independent Director for the 2023-2024, and expects to reappoint him for the 2024-2025 term. In that capacity, Mr. Carter’s responsibilities are consistent with the responsibilities generally held by “lead directors” at public companies, including:
•Presiding at all meetings of the Board at which the Executive Chair of the Board is not present, as well as executive sessions of the independent directors
•Serving as liaison between the Executive Chair and the independent directors
•Having the authority to call meetings of the independent directors and preparing the agenda for such meetings
•Coordinating the activities of the independent directors when acting as a group

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Operations of the Board	Table of Contents
•Approving meeting schedules to ensure there is sufficient time for discussion of all agenda items
•Advising the Executive Chair and Chief Executive Officer as to the quality, quantity, and timeliness of the flow of information from management, including the materials provided to directors at Board meetings
The Board’s Role in Risk Oversight
Senior management is responsible for assessing and managing Tyler’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and programs. The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for assessing Tyler’s overall approach to risk management.
An overall review of risk is inherent in the Board’s consideration of the Company’s long-term strategies, operations, and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, other financial matters, information security, performance against Tyler’s 2030 goals, and human capital. The Board of Directors exercises these responsibilities periodically as part of its meetings, which occur at least once per quarter, and also through its committees, each of which examines various components of enterprise risk, such as the examples provided below:
The Audit Committee oversees management of financial risks, information security risks, and Tyler’s overall policies with respect to risk assessment and risk management. As part of those responsibilities, the Audit Committee oversees an enterprise risk assessment that the Company’s internal audit team conducts and reports on to the Audit Committee. The Compensation Committee is responsible for overseeing the management of risks relating to Tyler’s executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with Board independence and potential conflicts of interest, director succession and refreshment planning, and the Company’s environmental, social and governance (ESG) initiatives.
Board and Committee Independence
Our Board of Directors has determined, after considering all relevant facts and circumstances, that each of non-employee directors (Mr. Carter, Ms. Carter, Ms. Cline, Mr. Hawkins and Mr. Pope): (1) has no material relationship with us (either directly or as a partner, shareholder, or officer of an organization that has a relationship with us), and (2) is “independent” within the meaning of the New York Stock Exchange director independence standards currently in effect. In considering Mr. Teed’s director nomination, the Board noted that although more than three years have passed since Mr. Teed’s retirement from Tyler, Mr. Teed would not be considered independent under New York Stock Exchange Rules because he served as a part-time consultant to Tyler until August 31, 2021. Under that consulting agreement, he was paid a nominal salary; however, previously granted Tyler stock continued to vest under the terms of the Company’s 2018 Stock Incentive Plan. The value of that additional vesting exceeded $120,000. The Board believes that even as a non-independent director, Mr. Teed brings uniquely valuable business and industry experience that will benefit the Company and its shareholders. In addition, the Board believes that gaining experience as a non-independent Board member will help Mr. Teed be a more effective director if the Board in the future is able to affirmatively determine that he is independent.
If each of the nominees for director is elected at the annual meeting, our Board of Directors will be comprised of a majority of “independent” directors as required by the New York Stock Exchange. Furthermore, our Board of Directors has determined that each of the independent directors may serve as members of the Audit Committee, Compensation Committee, and/or Nominating and Governance Committee, having no material relationship with Tyler (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Tyler).

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Operations of the Board	Table of Contents
Meetings of the Board of Directors and Committees
During 2023, our Board of Directors held four meetings. Each then-current Board member participated in at least 75% of all Board and committee meetings held during the portion of the 2023-2024 term that they served as a director and/or committee member.
Directors are not required to attend our annual meetings of shareholders. However, our Board of Directors typically holds a meeting immediately following the annual meeting of shareholders. Therefore, in most cases, all of our director nominees will be present at the annual meeting. Tyler understands that all directors and director nominees intend to attend our 2024 annual meeting. All directors serving on the Board at the time attended the 2023 annual meeting.
Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at least twice annually, and otherwise as necessary and appropriate. Consistent with our Lead Independent Director Charter, available at our website, www.tylertech.com, Mr. Carter presides at executive sessions held in accordance with our Corporate Governance Guidelines.
Annual Self-Evaluations
The Board of Directors and each of its committees conduct annual self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board, and to determine whether the Board and its committees are functioning properly.
Board Committees
Our Board of Directors has the following four standing committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; and Executive Committee. Each committee (other than the Executive Committee) has a written charter. Those charters may be found at our website, www.tylertech.com.
The table below provides the 2023 membership and 2023 meeting information for each of the committees:

Name	Audit	Compensation	Nominating and Governance	Executive

Glenn A. Carter		•	Chair
Brenda A Cline	Chair		•
Ronnie D. Hawkins, Jr.		•
Mary L. Landrieu	•		•
John S. Marr, Jr.				Chair
Daniel M. Pope	•	Chair
Dustin R. Womble
H. Lynn Moore, Jr.				•
Total Meetings in 2023	Five	Four	Four	Periodically
Below is a description of each committee and certain procedures or standards relating to their operations. The Audit Committee charter requires that it be comprised of at least three directors, each independent. The Compensation Committee and Nominating and Governance Committee charters each require that the respective committee be comprised of at least two directors, each independent. Each of those committees has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

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Operations of the Board	Table of Contents
Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices; compliance with legal and regulatory requirements; management of information security compliance and risk; and enterprise risk assessments. The Audit Committee’s role includes, but is not limited to:
•Considering the independence of our independent auditors before we engage them
•Reviewing with the independent auditors the fee, scope, and timing of the audit
•Reviewing the completed audit with the independent auditors regarding any significant accounting adjustments, recommendations for improving internal controls, appropriateness of accounting policies, appropriateness of accounting and disclosure decisions with respect to significant unusual transactions or material obligations, and significant findings during the audit
•Performing periodic formal committee self-evaluations
•Reviewing our financial statements and related regulatory filings with management and the independent auditors
•Meeting periodically with management and internal audit to discuss internal accounting and financial controls
The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management, internal audit, and the independent auditor in carrying out its oversight responsibilities.
The Board of Directors has determined that each 2023 Audit Committee member was a non-executive director who satisfied the New York Stock Exchange director independence standards and had sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The Board of Directors expects to make that same determination for the proposed 2024 Audit Committee members.
Audit Committee Financial Expert. The Audit Committee charter requires, among other things, that the committee include at least one director who will qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. Our Board of Directors determined that Ms. Cline, 2023 Chair of the Audit Committee, possessed the attributes necessary to qualify as an “audit committee financial expert” as set forth in Item 401(h) of the SEC’s Regulation S-K. The Board expects to propose that Ms. Cline continue as Chair of the Audit Committee in 2024, and she continues to possess these same attributes.
Pre-Approval Policies and Procedures for Audit and Non-Audit Services. The Audit Committee Charter requires that the Audit Committee pre-approve all of the audit and non-audit services performed by Tyler’s independent auditors. The purpose of these pre-approval procedures is to ensure that the provision of services by Tyler’s independent auditors does not impair their independence. Each year, the Audit Committee receives fee estimates from Tyler’s independent auditors for each category of services to be performed by the independent auditors during the upcoming fiscal reporting year. These categories of services include Audit Services, Audit-Related Services, Tax Services, and All Other Services. Upon review of the types of services to be performed and the estimated fees related thereto, the Audit Committee will determine which services and fees should be pre-approved for a period of twelve months. The Audit Committee may periodically review the list of pre-approved services based on subsequent determinations. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee (or a delegated member of the Audit Committee) prior to the performance of such service. Any proposed services exceeding the pre-approved cost levels will also require specific pre-approval by the Audit Committee (or a delegated member of the Audit Committee).

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Operations of the Board	Table of Contents
Compensation Committee. The Compensation Committee has responsibility for defining and articulating our overall compensation philosophy and administering and approving all elements of compensation for elected corporate officers, including annual salary, annual incentive compensation, and long-term incentive compensation. The Compensation Committee reports to shareholders as required by the SEC. See “Compensation Discussion and Analysis — Compensation Committee Report.” Members of the 2023 Compensation Committee were non-executive directors who were affirmatively determined by the Board of Directors, to satisfy the New York Stock Exchange director independence standards. For more information about the work of the Compensation Committee, see “Compensation Discussion and Analysis.” The Board of Directors expects to make that same determination for the proposed 2024 Compensation Committee members.
Nominating and Governance Committee. The Nominating and Governance Committee’s duties include, but are not limited to:
•Identifying and recommending candidates for election to our Board of Directors
•Identifying and recommending candidates to fill vacancies occurring between annual shareholder meetings
•Reviewing the composition of Board committees
•Periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of our Board of Directors
The Nominating and Governance Committee also has oversight responsibility for our ESG initiatives and the Corporate Responsibility report we publish annually. Members of the 2023 Nominating and Governance Committee were non-executive directors who were affirmatively determined by the Board of Directors, to satisfy the New York Stock Exchange director independence standards. The Board of Directors expects to make that same determination for the proposed 2024 Nominating and Governance Committee members.
Director Nominating Process. The Nominating and Governance Committee is responsible for reviewing and interviewing qualified candidates to serve on our Board of Directors and to select both “independent” and management nominees for director to be elected by Tyler’s shareholders at each annual meeting. Our Corporate Governance Guidelines include the criteria our Board of Directors believes are important in the selection of director nominees. For more information about director nominee criteria and qualifications, see “Proposals for Consideration—Director Nominee Qualifications” and “Proposals for Consideration—Board Diversity.”
The Nominating and Governance Committee may, in the exercise of its discretion, actively solicit nominee candidates, including through the retention of a professional search firm to assist in identifying appropriate nominee candidates. The Nominating and Governance committee will also consider nominee recommendations from other directors and/or nomination recommendations from shareholders. Please see “Shareholder-Recommended Director Candidates” and “Shareholder Proposals” for more information. .
Executive Committee. The Executive Committee has the authority to act for the entire Board of Directors, but may not commit to an expenditure in excess of $25,000,000 without full Board approval.
Non-Employee Director Compensation
Components of Non-Employee Director Compensation. In 2022, the Board approved the following compensation components for non-employee directors:
•An annual cash retainer of $85,000 for the Lead Independent Director and $60,000 for each of the other non-employee directors
•An annual cash retainer of $30,000 for the chair of the Audit Committee and $15,000 for each non-chair member of the Audit Committee
•An annual cash retainer of $25,000 for the chair of the Compensation Committee and $12,500 for each non-chair member of the Compensation Committee

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Operations of the Board	Table of Contents
•An annual cash retainer of $20,000 for the chair of the Nominating and Governance Committee and $10,000 for each non-chair member of the Nominating and Governance Committee
•Reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board of Directors or its committees and related activities
All annual fees are paid on a quarterly basis.
Each non-employee director also receives an annual equity grant of restricted stock units valued at $250,000, subject to a one-year vesting period.
Non-employee directors are subject to the Company’s Stock Ownership Guidelines, which were updated in May 2022. Each non-employee director is required to own or hold Company stock at a market value equal to five times the applicable annual cash retainer. There is a three-year compliance window under the Guidelines. All of our non-employee directors currently meet the stock ownership guidelines or are making acceptable progress to that threshold.
2023 Director Compensation. The following table sets forth a summary of the compensation paid to our non-employee directors in 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)

Glenn A. Carter	117,500	249,883	367,383
Brenda A. Cline	115,000	249,883	364,883
Ronnie D. Hawkins	82,500	249,883	332,383
Mary L Landrieu	95,000	249,883	344,883
Daniel M. Pope	100,000	249,883	349,883
Dustin R. Womble	60,000	249,883	309,883
1.On May 11, 2023, we granted each of our non-employee directors 643 restricted stock units with a grant date fair value of $249,883, computed in accordance with FASB ASC Topic 718. These restricted stock units vest and will be settled in shares on the first anniversary of the grant date. No options to purchase shares of our common stock were granted to our non-employee directors in 2023.
2.The following table shows the aggregate shares underlying outstanding common stock options and restricted stock units, based upon grants made as director compensation, held by non-employee directors as of December 31, 2023.

Name	Number of Stock Options (#)	Number of Stock Awards (#)

Glenn A. Carter	15,000	643
Brenda A. Cline	10,000	643
Ronnie D. Hawkins	—	643
Mary L. Landrieu	—	643
Daniel M. Pope	—	643
Dustin R. Womble	—	643

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Operations of the Board	Table of Contents
Director & Officer Liability Insurance
Directors are covered under our director and officer liability insurance for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors, agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service on the Board.
Communications with Our Board of Directors
Any shareholder or interested party who wishes to communicate with our Board of Directors or any specific director(s), including non-management director(s), may write to:
Board of Directors
Tyler Technologies, Inc.
5101 Tennyson Parkway
Plano, Texas 75024
Depending on the subject matter, management will:
•Forward the communication to the director or directors to whom it is addressed (for example, if the communication received relates to our “whistleblower policy” found on our website, www.tylertech.com, including questions, concerns, or complaints regarding accounting, internal accounting controls, and auditing matters, it will be forwarded by management to the Chair of the Audit Committee for review);
•Attempt to handle the inquiry directly (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board of Directors); and/or
•Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each meeting of our Board of Directors, our Executive Chair will present a summary of all communications received since the last meeting of the Board of Directors that were not forwarded and will make those communications available to any director on request.

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Certain Relationships and Related Transactions
Our directors and executive officers seek approval from the Board of Directors prior to entering into a business arrangement that may be deemed a conflict of interest as described in our Code of Business Conduct and Ethics. Examples of transactions that may be considered a conflict of interest include:
•to receive from or give to anyone that has a business relationship with us something with more than a token value;
•to lend to or borrow from individuals or concerns that do business with or compete with us, except banks and other financial institutions;
•to serve as an officer, director, employee, or consultant of, or receive income from, any enterprise doing business with or competing with us;
•to own an interest in or engage in the management of an organization providing services or products to us, or to which we sell or compete, except when such interest (a) comprises publicly traded securities listed on a national securities exchange or the OTC margin list and (b) is not in excess of 5% of the securities of such company; and
•to knowingly cause, either directly or indirectly, us to enter into a business transaction with a close relative of the director or executive officer or a business enterprise of such relative.
In addition, we review, on an annual basis, our financial records to ensure all related-party transactions are identified, quantified, and adequately disclosed. Also, each director and executive officer must disclose in writing any known related-party transactions during the completion of the annual director and officer questionnaire.
Throughout 2023, we employed Dane L. Womble, a brother of 2023-2024 director Dustin R. Womble. Dane L. Womble is the President of our Public Administration Group and received in excess of $120,000 in salary and bonus compensation in 2023 in exchange for services rendered. He was also granted restricted stock units with respect to 700 shares of our common stock, which vest over three years, and long-term PSUs with respect to 5,700 shares that are subject to a three-year performance condition. In addition, Dane L. Womble received other employee benefits on the same basis as other, similarly situated employees. Dane L. Womble’s total compensation is consistent with that of similarly situated employees and his compensation terms are established directly with him, independent of any relationship he has with Dustin R. Womble.
Throughout 2023, we employed Jennifer M. LeBlanc, a daughter of Executive Chair John S. Marr, Jr. Ms. LeBlanc served as a Vice President of Financial Planning and Analysis Management and received in excess of $120,000 in salary and bonus compensation in 2023 in exchange for services rendered. Ms. LeBlanc was also granted restricted stock units with respect to 1,100 shares of our common stock, which vest over four years. In addition, Ms. LeBlanc received other employee benefits on the same basis as similarly situated employees. Ms. LeBlanc’s total compensation is consistent with that of similarly situated employees, and her compensation terms are established directly with her, independent of any relationship she has with Mr. Marr.

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Report of the Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements (including but not limited to information security compliance), the independent auditor’s qualifications and independence, the performance of our independent auditors, the effectiveness of our disclosure controls and of our internal controls over financial reporting, and risk assessment and risk management. The Audit Committee manages the relationship with our independent auditors, who report directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from us for such advice and assistance, as determined by the Audit Committee.
Management has the primary responsibility for our reporting process, including our systems of internal controls and for preparing our financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements contained in the Annual Report, including a detailed discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of the significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee meets with the independent auditors, with and without management present, to discuss the overall scope and plans for the audits and the results of their examinations. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee also reviewed management’s report on internal control over financial reporting and the independent registered public accounting firm’s related opinions. In addition, the Audit Committee received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence. The Audit Committee met five times during 2023.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.
This report is submitted by the 2023-2024 Audit Committee.
Brenda A. Cline, Chair
Mary L. Landrieu
Daniel M. Pope

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Corporate Governance Principles
Our Board of Directors has adopted a number of corporate governance policies and practices that apply to the Board, our executive officers, and/or our Company and employee community. Representative highlights of those policies and practices are shared below. For more information, please visit our website, www.tylertech.com.
Corporate Governance Guidelines
Our Corporate Governance Guidelines include the following:
•Independence standards, under which director independence is evaluated on an annual basis under the requirements of applicable rules and standards.
•Limitations on the number of additional public company boards on which a director may serve to a maximum of four, and on the number of additional public company audit committees that a member of our Audit Committee may serve to a maximum of two.
•Expectations that directors should attend all Board meetings and all committee meetings on which they serve.
•Complete and open access to the Company’s executives and senior leadership.
•Authority of non-employee directors and each committee to retain independent legal, financial, or other advisors when such advice is necessary, appropriate, and in the best interests of the Company and its shareholders.
•Executive sessions of independent directors at least twice annually, and otherwise as deemed necessary and appropriate.
•Annual evaluations of directors, committees, and the Board as a whole.
•Application of Stock Ownership Guidelines and Stock Anti-Hedging and Pledging Policy to directors and executives.
•Annual evaluation of CEO performance against goals and objectives established by the Compensation Committee, in consultation with the Board Chair.
•Periodic reports by the Nominating and Governance Committee regarding succession planning.
•Prohibition of personal loans by the Company to any director or member of executive management.
•Prohibition of stock option repricing.
Code of Business Conduct and Ethics
Tyler expects all directors, officers and employees to exercise the highest degree of professional business ethics in all actions they undertake on the Company’s behalf. Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, executive officers (including, without limitation, the chief executive officer, chief financial officer, principal accounting officer, and controller), and employees. The policies established under the Code include:
•Steps for contacting the Chair of the Audit Committee to report any concerns about an accounting, auditing, internal control, or related matter, and prohibition of retaliation for reporting the same.
•Expectations to conduct all Company business in accordance with applicable law.
•Prohibition of the use of any Company asset for any unlawful or improper purpose.
•Prohibition of any Company political contribution to any party, committee, or candidate for public office, as well as payments to government officials and personnel.
•Prohibition of financial or other interests that might conflict with the best interests of the Company.

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Corporate Governance Principles	Table of Contents
•Requirement to use reasonable care to protect against the unauthorized use or disclosure of the Company’s confidential or proprietary information.
•Prohibition of insider trading and imposition of trading limitations that apply to all directors, officers, and employees during applicable timeframes.
•Encouraging employees to report any work-related accident or injuries, or unsafe or hazardous working conditions, and prohibition of retaliation for reporting the same.
•Commitment to equal employment and non-discrimination, encouraging a diversity of backgrounds, cultures, experiences, insights and skills in the Company’s workforce.
•Prohibition of all forms of harassment, with reporting instructions in the event of an incident and prohibition of retaliation for reporting the same.
The Board periodically reviews the Code and any adopted updates are posted to our website. Company employees must review and acknowledge the Employee Handbook, which incorporates the Code, on an annual basis, and receive regular training on Code topics such as protecting confidential information and anti-harassment. We also publish regular reminders about Tyler’s insider trading policy, trading limitations, and whistleblower policy.
Anti-Bribery Policy
In 2021, our Board of Directors adopted a standalone anti-bribery policy, setting forth our expectations of integrity and anti-bribery specific to Tyler’s foreign activities and international presence, consistent with the applicable provisions of the U.S. Foreign Corrupt Practices Act and other international anti-bribery laws that prohibit unlawful payments to secure unfair business advantages. The policy applies to the Company and all of its subsidiaries and each of their directors, officers, employees, agents and representatives. Potential or suspected violations are to be reported to a member of the Audit Committee or to our Chief Legal Officer.
Whistleblower Policy
Tyler is committed to compliance with all applicable securities laws and regulations, accounting standards, accounting controls, and audit practices. The Board of Directors adopted a standalone Whistleblower Policy, which is posted on our website and referenced in other Company documentation. That policy sets forth detailed procedures for the reporting of concerns or complaints regarding accounting, internal accounting controls, or auditing matters, including concerns around questionable accounting or auditing matters. Tyler does not permit retaliation of any kind for reporting a concern or complaint under the policy.
Stock Ownership Guidelines
In 2018, our Board of Directors approved stock ownership guidelines, which were updated in 2022 to increase the ownership requirement applicable to directors. The guidelines are based on the Board’s belief that Tyler’s directors and executive officers should have a meaningful ownership stake in Tyler that will align their interests with Tyler’s shareholders and will promote sound corporate governance. The guidelines apply to non-employee members of the Board and designated executive officers of Tyler. The market value of shares each “covered person” is required to hold is equal to or greater than the ownership levels specified below, based on a multiple of executive officers’ base salary or non-employee directors’ annual cash retainer.

Covered Person Position	Stock Ownership Guideline

Executive Chair, Chief Executive Officer, President	6 times base salary
Other Named Executive Officers	4 times base salary
Other Executive Officers as designated by the Compensation Committee of the Board	1 times base salary
Non-employee Directors	5 times annual cash retainer

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Corporate Governance Principles	Table of Contents
Compliance is evaluated once a year, as of the last day of each fiscal year. We expect each covered person to meet these guidelines within three years from their commencement of service with Tyler as a covered person. In the event of a promotion or an increase in base salary, annual cash retainer, or ownership requirement, the covered person is expected to meet the higher ownership amount within three years from the effective date of the promotion, salary, retainer change, or ownership requirement. Each of our covered persons is in compliance with the stock ownership guidelines as of December 31, 2023. A copy of the Stock Ownership Guidelines may be found on our website, www.tylertech.com.
Insider Trading Policy
Our insider trading policy (most recently adopted by the Board in 2023) prohibits our directors, officers, and employees (as well as family members and others living in a covered person’s household), from engaging in transactions in Tyler stock while in the possession of material non-public information, from disclosing material non-public information to unauthorized persons outside Tyler, and from “short selling” Tyler stock (or an interest in Tyler stock). The policy additionally includes a general blackout period for stock transactions beginning on the first business day after the end of each fiscal quarter through the close of trading on the second full business day after Tyler’s public earnings announcement.
Directors, executive officers and executive management, and officers or key employees of any Tyler division (including accounting personnel) may not buy or sell Tyler stock without prior approval from our Chief Legal Officer. These persons are also subject to an extended blackout period that begins on the 16th day of the third month of each fiscal quarter through the close of trading on the second full business day after our public earnings announcement. A copy of the Insider Trading Policy may be found on our website, www.tylertech.com.
Rule 10b5-1 Plans
No director or officer of Tyler has a Rule 10b5-1 trading plan or a non-Rule 10b5-1 trading arrangement in place as of March 29, 2024, or had one in place during 2023.
Stock Anti-Hedging and Pledging Policy
In 2018, our Board approved an anti-hedging/pledging policy, which provides that the same non-employee directors and executive officers subject to the Stock Ownership Guidelines are prohibited from engaging in any hedging transaction that could reduce or limit that person’s holdings, ownership or interest in Company securities. Such transactions, while allowing the holder to own Tyler’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of our shareholders generally. In addition, those same covered persons are discouraged from pledging Company securities or from holding our securities in margin accounts and are prohibited from doing so to the extent of the Stock Ownership Guidelines. A copy of the Stock Anti-Hedging and Pledging Policy may be found on our website, www.tylertech.com.

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Corporate Governance Principles	Table of Contents
Corporate Responsibility
We recognize the importance of corporate responsibility and take a thoughtful approach to our sustainability and governance programs, practices, and policies to maximize the benefit to Tyler, our stakeholders and the communities we impact. The Board is regularly briefed on Tyler’s environmental, social, and governance (ESG) initiatives, and the Nominating and Governance Committee is tasked with direct oversight responsibility for those activities. Tyler’s ESG disclosures are influenced by recognized frameworks including the Sustainability Accounting Standards Board Standards and the Global Reporting Initiative Standards. We also support actions of all 17 United Nations Sustainable Development Goals (UN SDGs) and believe our business can generate the most impact on SDG 9 (Industry, Innovation and Infrastructure), SDG 11 (Sustainable Cities and Communities), and SDG 16 (Peace, Justice and Strong Institutions). In 2023, Tyler placed in the 95th percentile of companies in the Software and Diversified IT Services industry in the S&P Global Corporate Sustainability Assessment.
During 2023, Tyler transformed its corporate responsibility reporting by implementing a data management and validation platform designed to further refine our processes and controls. Tyler’s cross-functional management committee (including executive leaders from Tyler’s finance, human resources, and legal disciplines) met regularly throughout 2023 to continue the coordination and communication of our ESG initiatives, among other things. More information can be found in our Corporate Responsibility Reports, which we make available on our website, www.tylertech.com/about-us/who-we-are/corporate-responsibility. Since 2021, those reports have also included EEO-1 data.
While we encourage shareholders to review the Corporate Responsibility Reports we make available, we are pleased to share the following corporate responsibility highlights from 2023:
•We conducted a Double Materiality Assessment to identify and prioritize the relevance of sustainability matters to our financial materiality and impact materiality
•We invested in energy efficiency and water diversion projects at various Tyler offices and upgraded our solar generation monitoring software at our headquarters in Plano, Texas.
•We expanded the breadth of Scope 3 emissions accounting for our GHG inventory.
•We continued to strengthen our Diversity, Equity, and Inclusion (DEI) efforts by enhancing our DEI governance structure and executive leadership support for Employee Resource Groups to foster continued collaboration and inclusion practices across Tyler.
•We honored our Tyler military veterans by presenting them with challenge coins that represent not only their sacrifice and commitment to our country, but also their dedication to Tyler’s mission of empowering the public sector to create smarter, safer, and stronger communities.
•We redesigned our anti-harassment training and achieved a nearly 100% completion rate. We also achieved a 93.7% completion rate for our security and privacy training, and grew our Security Champions program.
•We provided quarterly briefings to the Board and the Audit Committee on information security matters, with as-needed interim updates to the Audit Committee in its oversight capacity for information security matters.
•We updated our Insider Trading Policy and our Privacy Statement, each of which is publicly available on our website, www.tylertech.com.

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Shareholder Engagement
Tyler is committed to regular, proactive and responsive engagement with our shareholders and prospective investors, as we believe these are constructive conversations that build better understanding of stakeholder perspectives and support strong corporate governance. Over the course of 2023, Tyler leadership and members of our Board of Directors regularly engaged with shareholders on topics predominantly centered on our approach to enterprise risk management, board composition considerations, compensation practices, human capital development, talent recruitment, and overall progress on our corporate responsibility matters. The Chairs of our Compensation Committee and Nominating and Governance Committee were typically joined by our Chief Financial Officer, Chief Legal Officer, and/or Chief Human Resources Officer for those discussions. We also regularly welcomed investors and prospective investors at our corporate headquarters, where they typically met with our Chief Executive Officer, Chief Financial Officer, and/or Chief Operating Officer, along with other Company leaders.
Specific to compensation practices, our discussions focused on current levels of compensation and performance metrics used in providing short-term and long-term incentive compensation to our Named Executive Officers. At our 2023 Annual Meeting of Shareholders, our say-on-pay proposal received the support of over 97% of the votes cast. Our Board views this support as affirmation that our shareholders support our approach to Named Executive Officer compensation, that our policies are in alignment with our shareholders, and that they appropriately reflect our “pay for performance” philosophy. Based on engagement with shareholders and the high level of approval, the Compensation Committee determined that current executive compensation practices and those being considered for the future remain appropriate.
The governance practices we discussed with investors included our approach to Board composition, including the skill sets each director brings to the Board and how those are intended to complement the Company’s strategic priorities. We also responded to shareholder inquiries regarding talent retention and development, allocation of risk management, and our performance against various sustainability metrics. We believe these conversations were fruitful, and reflected a shared understanding of the Company’s commitment to sound governance practices that inherently align with our business philosophy.
Another element of our open dialogue with shareholders is their input on our long-term business strategy and our overall sustainability practices. For example, in June 2023, we hosted an investor day where we welcomed 40 in-person attendees and nearly 215 participants who attended via livestream. The event featured presentations by our senior executives and members of our division leadership who discussed Tyler’s plans for its cloud transition and its strategic growth roadmap, including our mid- to long-term financial targets and capital allocation framework, all supporting what we refer to as our 2030 vision. Later in 2023, we conducted a Double Materiality Assessment through a robust internal and external stakeholder engagement effort to assess and rank the relevance of 26 ESG topics that we identified based on our business priorities and industry research. Over 150 stakeholders participated in the process, including our executive leadership, members of our Board of Directors, team members, shareholders, clients, suppliers, and business partners. Through surveys and interviews, we solicited valuable feedback and unique perspectives on potential ESG risks and opportunities for our organization, helping us to holistically prioritize material topics for our Company and to refine our corporate responsibility strategy.

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Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the compensation program for certain of our executive officers (the “Named Executive Officers” or “NEOs”) and provides an overview of our executive compensation philosophy, objectives, policies and practices. It also describes how and why the Compensation Committee made specific decisions relative to Named Executive Officer compensation, including the objectives and key factors considered in determining 2023 compensation, and summarizes 2024 approved compensation.

Executive Summary
2023 Business Highlights
In 2023, we achieved our key objectives for the year and both earnings and cash flow surpassed our expectations. We continued to accelerate our move to a cloud-first organization with increased cloud adoption from both new and existing clients. SaaS revenues grew 23.2% and comprised approximately 85% of the total new software contract value, compared to approximately 83% in 2022. In addition, we completed four strategic acquisitions: Computing System Innovations (CSI), Safeground Analytics, ResourceX, and ARInspect. These new offerings and the team members who support them help us expand AI capabilities across our product portfolios, bring enhanced functionality to our clients, and incorporate deep domain expertise.
For the year ended December 31, 2023:
•Total revenues were $1.952 billion, up 5.5% over 2022. On an organic basis (excluding COVID-related revenues in 2022), revenues grew 7.4%.
•Recurring revenues were $1.63 billion, up 9.8%, and comprised 83.3% of 2023 revenues, up from 80.0%. On an organic basis, recurring revenues were $1.61 billion, up 9.5%.
•We achieved net income under Generally Accepted Accounting Principles (“GAAP”) of $165.9 million, or $3.88 per diluted share, up 1.0%. Non-GAAP net income was $333.7 million, or $7.80 per diluted share, up 4.9%.
•We generated $380.4 million in cash from operations during the year and ended the year with total cash and investments of $182.9 million, and total outstanding debt, including convertible debt, of $650 million.
•We further strengthened our balance sheet and reduced term debt by $345 million, bringing our net leverage at year-end to under one times pro forma EBITDA. We have repaid $1.1 billion of debt since the acquisition of NIC in April 2021.

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Executive Summary	Table of Contents
In addition to our financial performance, 2023 achievements included:
•A successful Investor Day in June 2023, where we unveiled our Tyler 2030 plan for driving growth and margin expansion over the remainder of the decade.
•Recognition for the 7th consecutive year by Government Technology Magazine on its “2023 GovTech 100” list.
•The increased return of Tyler team members to our more than 60 office locations with enhanced flexible work options.
•Celebration of an important milestone in Tyler’s history – 25 years of empowering the public sector market.
•Our largest-ever Tyler Connect user conference in San Antonio, Texas.
•The opening of our newly renovated and expanded office in Manila, Philippines
•Implementation of enhanced financial and information security tools and processes.
•Recognition as a top workplace in Maine, Michigan, and Texas.
2023 Executive Compensation Summary
Named Executive Officer compensation was reviewed by the Compensation Committee in multiple meetings leading into and during 2023. The Committee focused on aligning NEO compensation with Tyler’s 2030 vision and reflecting peer data, shareholder engagement, and the adjustments to our NEO employment agreements we recently undertook. With these factors in mind, the Committee eliminated the use of options, replacing the majority of NEO equity compensation with performance-based restricted stock units (“PSUs”) and providing for the limited use of restricted stock units (“RSUs”). In so doing, the Committee achieved a balance of 80% performance-based and 20% service-based compensation to the Named Executive Officers. As a result, 2023 compensation to our Named Executive Officers was approved as follows:
•Mr. Marr received no increase to his annual salary in 2023. The annual salaries of Mr. Moore, Mr. Miller, and Mr. Puckett were increased by 12.5%, 2.4%, and 8.3%, respectively.
•As Executive Chair, Mr. Marr does not receive a short-term incentive. No changes were made to short-term incentive target levels of Mr. Moore or Mr. Miller for 2023. Mr. Puckett’s short-term incentive target was increased from 85% to 100% to reflect the final stage in his transition to Chief Operations Officer. Mr. Moore, Mr. Miller, and Mr. Puckett earned 1,930 ; 1,215; and 929 short-term PSUs, respectively, representing 125% of the target amounts based on achievement of short-term incentive performance goals in 2023.
•With the transition from options to PSUs in 2023, Mr. Marr was granted 2,810 PSUs in his role as Executive Chair. Mr. Marr did not receive RSUs. Mr. Moore, Mr. Miller, and Mr. Puckett were granted 20,306; 9,542; and 5,934 PSUs, respectively, and 3,124; 1,390; and 781 RSUs, respectively, in 2023. The PSUs granted in 2023 will vest in 2026 based on achievement of three-year performance goals. The RSUs granted will vest one-third each year over three years from grant date.
•In 2023, the Committee approved vesting of 6,000; 3,999; and 2,400 PSUs granted as part of the 2020 long-term incentive grant to Mr Moore, Mr. Miller and Mr. Puckett, respectively, reflecting 150% of the target amounts based on achievement of long-term incentive performance goals set in 2020.

50	2024 Proxy Statement

Executive Summary	Table of Contents
The total direct compensation received by our Named Executive Officers in 2023 was allocated as follows:
Our executive compensation program emphasizes performance-based compensation tied to the creation of long-term shareholder value. We believe incentives that vest over multiple years motivate and retain our executives while aligning their interest in the long-term performance of the Company with that of our shareholders. As a result, in 2023 a substantial portion of our NEO compensation consisted of performance-based restricted stock units that provide no value to our NEOs unless value is created for our shareholders through long-term performance of the Company.

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Compensation Philosophy and Objectives
Elements of Executive Compensation
We believe that sustained achievement of measurable financial objectives leads to increased shareholder value. As such, a significant portion of our Named Executive Officers’ target total direct compensation is “at-risk” and based on the achievement of annual and long-term financial objectives. Linking our NEO compensation to challenging performance objectives creates a strong incentive to achieve both short-term growth and profitability and to create sustainable long-term value for our shareholders.

	Element	Form of Compensation	Purpose	2023 Metric

Service-Based Compensation Generally 20% of Total Target Compensation	Base Salary	Cash	Provides competitive, fixed compensation to attract and retain executive talent with the specific skills and experience to drive continued growth	Base salary is a fixed component and changes to salary, when made, are dependent on individual performance, peer and market comparisons and retention goals

	Annual Stock Grant	Restricted stock units (RSUs)	Supports retention and provides competitive annual compensation level to attract and retain executive talent	Provided as needed to maintain target ratio of service-based compensation (salary + RSUs) and approved by the Committee

Performance-Based Compensation Generally 80% of Total Target Compensation	Annual Incentive Compensation	Performance-based restricted stock units (PSUs)	Provides reward for achieving or exceeding annual financial performance goals	Achievement of adjusted earnings per share goals (Non-GAAP), which are recommended by the CEO and approved by the Compensation Committee

	Long-term incentive compensation	Performance- based restricted stock units (PSUs)	Create a strong financial incentive for shareholder value creation with significant Company equity stake linked to long-term, future Company performance	Achievement of 3-year Cumulative Recurring Revenue Growth, as recommended by the CEO and approved by the Compensation Committee

		Performance- based restricted stock units (PSUs)		Achievement of 2025 Operating Margin, as recommended by the CEO and approved by the Compensation Committee

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Compensation Philosophy and Objectives	Table of Contents
Executive Compensation Related Policies and Practices
We operate under the following compensation-related governance practices for responsible management of risk and expense in the reward of our Named Executive Officers:

Our Philosophy	Our Practice

Our executive compensation program and practices are designed to reward for performance, not provide perquisites	Total Target Compensation for our Named Executive Officers is consistently set at or below levels within our peer group with the opportunity for increased compensation based on performance above planned growth goals.
80% or more of total target compensation to our Named Executive Officers is performance-based compensation and between 85% and 90% of total target compensation is equity based and ‘at risk’.
Our Named Executive Officers receive no material non-cash benefits, deferred compensation benefits, or other executive perquisites.
Our Named Executive Officers participate in the same health and welfare benefits available to all employees of the Company and on the same terms as are broadly available.

We deliver pay for performance that consistently meets or exceeds expectations	Performance-based incentives are provided upon the achievement of annual growth and operational goals and long-term growth goals that increase shareholder value. The potential for additional compensation is linked to performance levels that exceed Board of Directors and shareholder expectations for performance and growth.

We administer our executive compensation programs and practices responsibly on behalf of our shareholders	Our Compensation Committee is comprised solely of independent directors.
We maintain an executive compensation recovery policy and incentive compensation recovery policy as described further in the “Other Important Elements of our Executive Compensation” section.
We maintain stock ownership guidelines, referenced in more detail in the “Stock Ownership Guidelines” section, which require our executives to hold a meaningful ownership stake in the Company.
We design and administer our executive compensation program with caps and appropriate controls to ensure excessive risk taking is not incentivized as described in the “Other Important Elements of our Executive Compensation” section.
Our 2018 Stock Incentive Plan does not permit stock option exchanges or repricing without shareholder approval.
We maintain a Stock Anti-Hedging and Pledging Policy, described in the “Stock Anti-Hedging and Pledging Policy” section, to prohibit our executives from engaging in transactions that could reduce or limit their holdings, ownership or interest in Company securities and to discourage our executives from pledging Company securities or from holding Company securities in margin accounts.
Since 2017, we have conducted an annual shareholder advisory vote on Named Executive Officer compensation and maintain ongoing outreach to our investors to understand their perspectives on our executive compensation program.
Our Compensation Committee conducts an annual self-assessment.
We do not provide excise tax payments or “gross ups” on future post-employment compensation to our Named Executive Officers if they become eligible for severance payments under the terms of their employment agreements.

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Process for Setting Executive Compensation
The Compensation Committee carries out the responsibilities of our Board relating to the compensation of our Named Executive Officers, with input from all of our independent directors. The Committee’s responsibilities include:
•Reviewing and approving all compensation of our CEO and other Named Executive Officers;
•Reviewing and approving performance goals used in the design of our annual and long-term incentive plans;
•Reviewing and approving CEO and other Named Executive Officer post-employment compensation arrangements; and
•Reviewing and approving this Compensation Discussion and Analysis.
The Compensation Committee carries out these duties in the interests of our shareholders based on our compensation philosophy and objectives. The Committee’s focus is on developing and maintaining an executive compensation program that is competitive and balances the need to attract, motivate, and retain a talented, experienced executive team within a context of responsible cost and risk management.
In the course of carrying out its duties, the Compensation Committee consults with our human resources, finance, and legal departments to gather information regarding corporate and individual performance; peer and market comparator data; regulatory changes; and relevant financial, legal, and ESG best practices, among other things. The Compensation Committee reviews recommendations for performance measures and related target levels of pay for our Named Executive Officers, which are prepared by our Chief Human Resources Officer and presented in the context of our operational and long-term performance objectives, our compensation philosophy and objectives, and peer compensation data.
Role of Our CEO and the Other Named Executive Officers
Our Named Executive Officers do not make recommendations regarding their own compensation. The Compensation Committee does solicit the opinions of our Executive Chair and our Chief Executive Officer relative to the level of attainability and risk associated with performance objectives in the performance-based compensation elements and to the rationale for any individual changes to Named Executive Officer compensation (other than their own). The Compensation Committee reviews and discusses the recommendations presented and uses them as one factor in approving the compensation of our Named Executive Officers.

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Process for Setting Executive Compensation	Table of Contents
Factors Considered in Setting Executive Compensation
In determining the amount and form of the compensation elements, the Compensation Committee considers a number of factors, including:
•Operational and long-term growth goals and performance against these goals as reflected in the achievement of key strategic, financial and operational objectives;
•Our executive compensation program objectives, including responsible compensation pay practices and mix of pay elements which minimize excessive risk taking;
•Annual salaries, annual incentives, and long-term incentives provided in our peer group and peer roles in the Radford Global Technology Survey;
•Performance and retention of the Named Executive Officers and the value of that retention to shareholders; and
•Feedback and perspectives gained from engagement with shareholders.
Each year, our Chief Human Resources Officer provides the Compensation Committee with data to support a review of the market competitiveness of our executive compensation relative to broad industry peers, which is described in detail below. In addition to a review of this information, the Compensation Committee considers the overall objectives of our executive compensation program and the elements of the program, including the mix of cash and stock-based compensation, the mix of short-term and long-term compensation, and the mix of performance-based and service-based compensation, to determine whether they are appropriate relative to operational objectives and long-term performance of the Company. The Compensation Committee may retain the services of compensation advisors for the purposes of assisting in the determination of executive compensation. In 2023, the Compensation Committee did not engage a consultant, instead relying on guidance provided in previous engagements. Our Named Executive Officers’ compensation is primarily composed of base salary, bonus, PSU grants, and RSU grants, and does not include more complex elements such as deferred compensation plans. Beginning in 2023, our Named Executive Officers’ compensation currently does not include option grants.
Peer Group
In order to provide the Compensation Committee with more detailed and specific information about executive compensation levels and practices, we utilize a peer group (the “Peer Group”) each year to assist in determining appropriate compensation levels for the Named Executive Officers. The Peer Group used for competitive analysis consists of publicly traded companies of similar size to Tyler, most of which are in the enterprise software space.
The 13 companies in the Peer Group used to assist in setting 2023 compensation were:

ACI Worldwide, Inc.	Pegasystems, Inc.
Ansys, Inc.	PTC, Inc.
Blackbaud, Inc.	RingCentral, Inc.
Envestnet, Inc.	Splunk
Fair Isaac Corporation	Veeva Systems, Inc.
Hubspot, Inc.	Ziff Davis, Inc.
Jack Henry & Associates, Inc.

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Process for Setting Executive Compensation	Table of Contents
We review the Peer Group annually to ensure that the companies in the Peer Group remain relevant and provide meaningful compensation comparisons. In February 2023, the Compensation Committee reviewed the final Peer Group relative to Tyler considering multiple factors, including the following four key metrics: revenue; market capitalization; and one-year and three-year total shareholder return. The Compensation Committee determined the Peer Group was appropriate as proposed for 2023 executive compensation comparison purposes.
The table below shows a comparison of Tyler to the peer group average for those key metrics:

	Revenue	Market Capitalization	TSR(1y) (%)	TSR(3y) (%)
	(in millions) ($)

Tyler Technologies, Inc.	1,592	22,043	23.2	42.5
Peer Group Average	1,587	15,615	1.0	24.0
In addition to Peer Group data, and data from those peers identified by ISS and Glass Lewis, the Compensation Committee reviews compensation data for each of the Named Executive Officer’s roles from the Radford Global Technology Survey (the “Radford Survey”), which it has used since 2010. Over 2,000 technology and life science companies use the Radford Survey to benchmark their compensation practices for all levels within their organizations. This data is provided to the Compensation Committee by the Chief Human Resources Officer.
The Compensation Committee uses Peer Group and survey data as a reasonableness check. This flexibility is important in designing compensation arrangements which attract and retain new executives in the highly competitive and rapidly changing environment in which we compete for growth and talent.
Positioning of Pay
The Compensation Committee determines target total compensation for our Named Executive Officers after considering the Peer Group and Radford Survey data. The Committee does not apply a formula that ties our total compensation levels to specific market percentiles. The Committee does apply a general practice of setting target compensation at a target pay mix of 20% service-based compensation and 80% performance-based compensation. For the purposes of these targets, service-based compensation includes annual salary and the value of any restricted stock units at grant. Performance-based compensation includes the target value of the short-term stock incentive award and the long-term stock incentive award at grant; all of which require achievement of financial goals to be earned by the Named Executive Officers.

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Analysis of Named Executive Officer Compensation
2023 Named Executive Compensation Structure and Process
In 2022, the Committee conducted in-depth analysis of Named Executive Officer compensation as part of our multi-year business strategy and long-term growth goals, as well as the plan, previously communicated to shareholders in 2019, to eliminate the historic practice of granting equity associated with the legacy five-year employment agreements. With the final vesting of equity associated with the previous five-year grants set to occur in 2023, the Committee’s goal was to ensure that NEO compensation design and levels moving forward reward appropriately for the achievement of operational and long-term growth goals and align with governance best practices. The Committee conducted this work with the expectation that its decisions regarding 2023 NEO compensation would reflect our approach to NEO compensation moving forward, including:
•Use of a total compensation target mix, generally 20% service-based and 80% performance-based, consistent with peer and governance best practices to avoid incentivizing excessive risk taking;
•Introduction of RSUs, which vary by executive, to supplement annual salary in reaching the 20% service-based level of target total compensation;
•Elimination of stock options as a form of equity compensation, at the present time, based on shareholder outreach, governance best practices, and peer group analysis; and
•Increased PSUs to provide focus and reward for achievement of key long-term goals, and to supplement target annual incentives in reaching the 80% performance-based level of target total compensation.
In February 2023, the Compensation Committee reviewed the final proposed executive compensation program and individual compensation elements for each of the Named Executive Officers, including our Chief Executive Officer, as described below. The Committee considered the overall objectives and the four elements of our executive compensation program, including the mix of cash and stock-based compensation, mix of short-term and long-term compensation, and mix of service-based and performance-based compensation to determine whether they are appropriate relative to operational objectives and long-term performance of the Company.
Annual Salary
Annual salary is intended to provide competitive, fixed compensation to attract and retain executive talent with the skills and specific expertise needed to support the achievement of annual and long-term business objectives. Each year, the Compensation Committee approves the annual salaries for each of the Named Executive Officers, who may or may not receive a salary increase in any given year. In considering the annual salaries for the Named Executive Officers, the Committee reviews the Peer Group and Radford Survey, internal annual and multi-year business plans and performance, and general economic conditions in the context of our objectives for executive compensation.

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Analysis Executive Officer Compensation	Table of Contents
Annual salary represents the single fixed component of the three principal elements of our executive compensation program and is intended to provide a baseline minimum amount of annual compensation for our executives. In February 2023, the Compensation Committee approved maintaining Mr. Marr’s annual salary. The Committee approved annual salary increases to Mr. Moore, Mr. Miller, and Mr. Puckett of 12.5%, 2.4%, and 8.3% respectively.

Name	Increase (%)	2022 ($)	2023 ($)

John S. Marr, Jr.	—	300,000	300,000
H. Lynn Moore, Jr.	12.5	600,000	675,000
Brian K. Miller	2.4	415,000	425,000
Jeffrey D. Puckett	8.3	300,000	325,000
The review and approval of increases by our Compensation Committee was based on multiple factors. First, the Committee reviewed the Peer Group and Radford Survey data, which included comparisons for comparable roles in similar-sized companies with annual revenues between $900 million and $2.6 billion. The Compensation Committee also considered individual and Company performance in the previous fiscal year and against multi-year goals including Tyler’s growth in revenue, operating margin, and earnings per share. In addition, the Compensation Committee considered executive experience and retention as well as the balance between service-based and performance-based, compensation as part of an executive’s overall compensation mix while maintaining total target compensation at or below Peer Group and Radford Survey benchmarks. This includes an evaluation of the impact of annual salary increases on annual incentive compensation and total compensation. The 2023 annual salary approved by the Committee for Mr. Moore was 10% below both the Tyler Peer Group and Radford survey median. The 2023 approved annual salary for Mr. Miller was 11% below the Tyler Peer Group median and 15% below the Radford Survey median. There are no peers to our COO in the Tyler Peer Group; however, the 2023 approved annual salary for Mr. Puckett was 23% below the Radford Survey benchmark for COOs.
As noted above, the Compensation Committee does not adhere to strict formulas or rely, to any significant extent, on market survey data to determine total compensation. Market survey data is not used as a benchmark per se, but is referred to by the Compensation Committee as a reasonableness check.
Short-term Incentives
Short-term incentives are the second element of NEO compensation, intended to reward the achievement of short-term objectives which, when consistently achieved, drive long-term shareholder value. We believe that a meaningful portion of executive compensation should be contingent upon the successful achievement of our annual corporate objectives, which represent components of our long-term growth strategy.
While our short-term incentive compensation plan is based on a given year’s non-GAAP earnings per share, setting the criteria for full achievement of the target bonus from year to year is based on a multi-year view of appropriate growth levels. In other words, performance that meets our internal plan in a given year may not correspond with our executives earning 100% of the target bonus if the internal plan does not meet the goal of overall year-over-year growth. The short-term incentive plan is based on our operating plan, which is driven by our multi-year plan and developed from the “bottom-up,” considering a wide range of factors that impact our results (the general economic environment; our market, competitive landscape, initiatives and investments; and various other risks and opportunities).

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Analysis Executive Officer Compensation	Table of Contents
In February 2020, the Compensation Committee approved the change from a cash-based to a stock-based short-term incentive plan in the form of PSUs, which vest only upon the attainment of short-term performance objectives established for the plan. The Committee continues to believe equity-based short-term incentives align executives with shareholder interests and company performance which increases long-term value for our shareholders.
Each year, the Compensation Committee approves the vesting of short-term incentive compensation for the prior fiscal year based on the achievement of pre-defined and pre-approved incentive compensation performance objectives. Short-term incentives for the prior fiscal year are reviewed by the Compensation Committee in the first quarter of the following fiscal year and generally vest as earned on March 1. While the vesting of short-term incentive PSUs is based solely on the achievement of pre-defined and pre-approved performance objectives, the Compensation Committee, using its judgment, may exercise discretion in granting additional bonus amounts and equity awards as it deems appropriate. These adjustments may be based on subjective factors, such as the Compensation Committee’s assessment of general economic and market conditions; unforeseen “one-time” events affecting financial performance or driving shareholder value; the executive’s assumption of additional responsibilities; the degree of difficulty of a particular assignment; and the executive’s experience, tenure, and future prospects with Tyler.
The 2023 short-term incentive compensation plan was based on annual non-GAAP earnings per share and is structured with graduated benefits for over-achievement and consequences for under-achievement of objectives, including no vesting below a minimum threshold of performance.

Annual Incentive Metric	Rationale for Metric

Non-GAAP Earnings per Share*	We believe that non-GAAP earnings per share removes certain uncontrollable variables and provides a more accurate picture of our financial performance.
*Excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, lease restructuring costs and other asset write-offs, and expenses associated with amortization of intangibles arising from business combinations.
In February 2023, the Compensation Committee approved the 2023 Short-Term Incentive Plan recommended by the Chief Executive Officer, which was based on the achievement of fully diluted non-GAAP earnings per share goals established in connection with our annual operating plan and consistent with our long-term growth strategy, and consistent with the chart above. The 2023 Short-Term Incentive Plan performance objectives for the Named Executive Officers were similar to other corporate employees’ incentive compensation plans and tied to similar goals, the main difference being the size of the target incentive award in relation to base salary. We believe that the percentage of compensation that is based on our performance should increase with an employee’s level within the Company up to and including executive management. Target incentives are therefore determined based on experience, level of responsibility, and retention risk.

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Analysis Executive Officer Compensation	Table of Contents
The 2023 Short-Term Incentive Plan provided the opportunity for the executive officers, as well as other corporate employees, to earn incentive compensation at the following levels:

Percentage of EPS Goal (%)	Percentage of Target Award Earned (%)

107.9 and above	175
107.4 to 107.89	170
106.9 to 107.39	165
106.4 to 106.89	160
105.8 to 106.39	155
105.3 to 105.79	150
104.8 to 105.29	145
104.2 to 104.79	140
103.7 to 104.19	135
103.2 to 103.69	130
102.6 to 103.19	125
102.1 to 102.59	120
101.6 to 102.09	115
101.1 to 101.59	110
100.5 to 101.09	105
100.0 to 100.49	100
99.5 to 99.99	95
98.9 to 99.49	90
98.4 to 98.89	85
97.9 to 98.39	80
97.4 to 97.89	75
96.8 to 97.39	70
96.3 to 96.79	65
95.8 to 96.29	60
95.2 to 95.79	55
94.7 to 95.19	50
94.2 to 94.69	45
93.6 to 94.19	40
Less than 93.6	0
In February 2024, the Compensation Committee approved vesting of the 2023 short-term incentive awards at 125% of base salary for Mr. Moore, Mr. Miller, and Mr. Puckett. Equity awards under the 2023 Short-Term Incentive Plan vested on March 1, 2024, as approved.

Metric	Threshold (40%) ($)	Target (100%) ($)	Max (175%) ($)	Actual Achievement ($)	% of Target Achieved (%)(1)

Non-GAAP EPS(2)	7.07	7.55 to 7.589	8.15	7.80	125
1.Represents the highest award payable without exceeding the expense limit for the performance range.

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Analysis Executive Officer Compensation	Table of Contents
2.Included adjustments to 2023 GAAP pre-tax income for (i) $0.4 million of acquisition- related costs, (ii) $110.2 million of share-based compensation expense and employer portion of payroll taxes on employee stock transactions, (iii) $110.7 million of amortization of intangibles arising from business combinations, and (iv) $8.2 million of lease restructuring and other asset write-offs.
Long-term Incentives
The third and fourth components of our Named Executive Officers’ 2023 compensation are provided as long-term stock incentives. We believe stock incentives provide a vital link between the long-term results achieved for our shareholders and the rewards provided to executive officers and other key employees for that achievement.
Long-term equity incentives for 2023 were comprised of PSUs and RSUs intended to reward sustained achievement of long-term objectives through achievement of performance goals and time-based vesting periods. Long-term PSUs cliff-vest at the end of three years upon the achievement of defined performance measures as determined by the Compensation Committee. RSUs vest one-third each year over three years from grant date. Through the use of equity incentives, a significant portion of potential compensation is tied directly to achievement of performance goals or stock price appreciation, further aligning the interest of our executive officers with those of our shareholders. In 2023, long-term PSUs represented approximately 70% of target total compensation to our Named Executive Officers. PSUs and RSUs are granted on or about March 1 after performance metrics have been established.
Our objectives in granting equity incentive awards are to:
•Maintain an overall number and value of equity incentive awards that is reasonable in terms of shareholder dilution;
•Focus equity incentive awards on a limited number of key employees who have a direct impact on our ability to achieve our long-term goals;
•Provide the largest equity incentive grants to our top performers and individuals with the greatest responsibilities and potential to drive long-term share price appreciation; and
•Utilize a mix of restricted stock units and performance-based restricted stock units to align recipients with the long-term interests of our shareholders, without promoting excessive risk taking.
In setting the mix between the different elements of compensation, we do not target specific allocations, but generally weigh incentive compensation elements more heavily. For more information, see “Compensation Discussion and Analysis — 2023 Named Executive Officer Compensation Structure and Process — Compensation Mix” below.
For 2023, the Compensation Committee approved grants of PSUs for 2,810 shares for Mr. Marr; 20,306 shares for Mr. Moore; 9,542 shares for Mr. Miller; and 5,934 shares for Mr. Puckett. This represents an increase in PSUs granted in 2022 versus 2021 of 2,810; 13,806; 5,792; and 3,434 shares, respectively. This increase was due to the elimination, at the present time, of the previous practice of granting stock options in addition to PSUs. The Committee felt the increased number of shares and resulting target long-term incentive compensation provided an appropriate level of compensation for each Named Executive Officer in light of Company and individual performance as well as Peer Group analysis.
These grants to the Named Executive Officers, and therefore the actual number of PSUs that vest, are subject to performance-based vesting with a performance period of three years. The performance measures used to determine the number of PSUs vested at the end of the three-year performance period for the 2023 PSU grant are recurring revenue growth over that period and 2025 operating margin.
The three-year cliff vesting period reinforces the importance of sustained recurring revenue and operating margin growth to the Company’s long-term success. The Compensation Committee believes that this vesting schedule emphasizes the long-term nature of this compensation component, further aligning the interests of the Named Executive Officers with those of the shareholders. Upon vesting, the vested PSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested PSU.

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Analysis Executive Officer Compensation	Table of Contents
The following tables sets forth the performance criteria that must be met for annual PSU grants to be earned and eligible for vesting:

3-Year Cumulative Recurring Revenue Growth(1)	Percentage of PSUs to be earned and eligible for vesting (%)

Under 28.9%	—
28.9% to 32.89%	50
32.9% to 36.89%	80
36.9% to 42.89%	100
42.9% to 46.89%	120
46.9% and above	150
1.Includes non-GAAP recurring revenue from an acquisition when total acquired company recurring revenue is less than or equal to 3% of Tyler recurring revenue. For an acquisition with recurring revenue run rate at the time of acquisition that is greater than 3% of Tyler recurring revenue, includes recurring revenue from the acquisition that is equal to 3% of Tyler recurring revenue at the time of acquisition.

2025 Operating Margin(1)	Percentage of PSUs to be earned and eligible for vesting (%)

Under 23.5%	—
23.5% to 23.99%	50
24.0% to 24.49%	80
24.5% to 25.49%	100
25.5% to 25.99%	120
26.0% and above	150
1.Non-GAAP Operating Margin as calculated for our quarterly earnings releases.
In addition, in February 2023, the Compensation Committee approved RSUs to Mr. Moore, Mr. Miller and Mr. Puckett as shown in the summary below of total long-term PSUs and RSUs approved for the Named Executive Officers.

	PSUs (Recurring Revenue)	PSUs (Operating Margin)	RSUs
Name	March 1, 2023	March 1, 2023	March 1, 2023

John S. Marr, Jr.	1,405	1,405	—
H. Lynn Moore, Jr.	10,153	10,153	3,124
Brian K. Miller	4,771	4,771	1,390
Jeffrey D. Puckett	2,967	2,967	781

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Analysis Executive Officer Compensation	Table of Contents
In approving equity grants to the NEOs, the Compensation Committee considered many factors, including the position of our Named Executive Officers’ total compensation relative to the Peer Group and Radford Survey comparators, long-term growth goals and potential future financial performance, each Named Executive Officer’s experience and level of responsibility, and the retention of each Named Executive Officer. The Compensation Committee does not have a set formula to determine which of these factors is more or less important, and the specific factors used and their weighting may vary among individual executives. The Compensation Committee also periodically reviews ISS guidelines as to the appropriate level of share-based awards granted for companies of similar characteristics.
Share-based awards were made in 2023 to approximately 19% of all Company employees. The Named Executive Officers were awarded approximately 12% of the total stock incentive awards granted to employees in 2023 as part of our stock incentive award program. In 2023, the percentage of total share-based awards for our grants to Named Executive Officers was as follows:

Name	Percentage of total stock incentive awards (%)

John S. Marr, Jr.	1
H. Lynn Moore, Jr.	6
Brian K. Miller	3
Jeffrey D. Puckett	2
Compensation Mix
The mix of the four key elements of 2023 Named Executive Officer compensation is designed to align a substantial portion of executive pay with the achievement of performance goals and increased value to Tyler shareholders. While annual salaries are intended to be fixed and certain, the other elements only have value if performance goals are achieved or adjusted earnings per share goals are met and if the value of our common stock increases. We believe that having a larger measure of key pay elements based on achievement of key financial goals responsibly motivates and challenges our Named Executive Officers to achieve positive returns for our shareholders. For 2023, the proportion of pay at risk for our Named Executive Officers was as follows:

		Compensation at Risk
Name	Annual Salary (%)	Long-Term Stock Incentive Target (RSUs) (%)	Short-term Stock Incentive Target (PSUs) (%)	Long-term Stock Incentive Target (PSUs) (%)

John S. Marr, Jr.	25	—	—	75
H. Lynn Moore, Jr.	8	11	8	73
Brian K. Miller	10	10	10	70
Jeffrey D. Puckett	12	8	12	68
The table above depicts the relative mix of pay elements for 2023, consisting of annual salary earned, annual bonus incentive earned, and the aggregate grant date fair value of share-based awards made to the Named Executive Officers. For more detail, see “Executive Compensation — Summary Compensation Table.”

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Analysis Executive Officer Compensation	Table of Contents
Additional Considerations
In addition to the compensation objectives and the specific considerations discussed above, the Compensation Committee discussed in detail the following in determining total compensation for the Chief Executive Officer and other Named Executive Officers in 2023:
•Key operational and long-term objectives, including management’s goal of multi-year and year-over-year earnings per share growth, continued strengthening of the Company’s balance sheet, profitability, and growth of recurring revenues and operating margin;
•Management’s objectives to deliver on the 2030 vision, shared with investors in 2023, including our focus to develop and deploy premier technology through continued investment and the transition to the cloud;
•The continued retention of each of our Named Executive Officers who lead our long-term growth strategy;
•Reference to levels of compensation of other named executive officers of similarly sized, publicly held companies in similar industries;
•Analysis of granted and realizable Named Executive Officer compensation at Tyler and shareholder value created under multiple long-term growth scenarios;
•Terms of employment agreements, including equity granted with the five-year employment agreements executed in 2018 and the final vesting of the related grant in 2023.
After considering all of the factors outlined in this Compensation Discussion and Analysis, the Compensation Committee considered the overall compensation paid to our Named Executive Officers for 2023 to be appropriate and reasonable.
2024 Named Executive Officer Compensation
In February 2024, the Compensation Committee approved the following changes to 2024 total compensation for the Named Executive Officers:
Annual Salary
The Compensation Committee made no changes to annual salaries of the Named Executive Officers. These decisions were based on multiple factors, including the review of Peer Group and Radford Survey total compensation data relative to Named Executive Officer compensation.
Annual Incentive
The Compensation Committee maintained the current target bonus levels of 100% of base salary for Mr. Moore, Mr. Miller, and Mr. Puckett. Mr. Marr does not receive an annual incentive in his role as Executive Chair of the Board.
The annual incentive continues to be delivered in the form of short-term performance-based restricted stock units. To earn 100% of the target bonus under the 2024 Incentive Compensation Plan, the Company must achieve 2024 non-GAAP earnings per share between $8.95 and $9.099, as adjusted to exclude write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, lease restructuring and other asset write-offs, and expenses associated with amortization of intangibles arising from business combinations. The bonus is based on our operating plan, which was reviewed by the Compensation Committee. In order to achieve the threshold bonus of 50% of target, the Company must achieve non-GAAP earnings per share of $8.61.
The short-term PSUs have a grant date of March 1, 2024, and vesting will be determined on the first anniversary based on the level of performance achieved. Upon vesting, the vested PSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested PSU.

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Long-Term Incentive
PSUs. For 2024, the Compensation Committee approved grants of long-term PSUs to Mr. Marr, Mr. Moore, Mr. Miller, and Mr. Puckett with a target value at grant of $900,000; $6,500,000; $3,000,000; and $2,100,000, respectively. The PSUs granted to our Named Executive Officers in 2024 reflects the Committee’s view of multiple factors, including the appropriate level of PSUs in total compensation value, and a review of peer and market data.
Annual grants of long-term PSUs to the Named Executive Officers are subject to performance-based cliff vesting with a performance period of three years. In 2024, the performance measures used to determine the number of PSUs vested at the end of the three-year performance period are three-year adjusted cumulative recurring revenue growth over the period for half of the PSUs, and three-year net non-GAAP operating margin growth over the period as calculated for our quarterly earnings releases for the other half of units granted.
From 2018 through 2020, the performance measure used in the NEO PSU grants was three-year cumulative revenue growth. The Committee has historically discussed a move to metrics more closely aligned with the Company’s business strategy and feedback received during shareholder engagement. Recurring revenue growth over a three-year period was approved by the Committee in 2021 as a PSU metric given its alignment with our strategy to move to the cloud, feedback from shareholders, peer utilization review, and as a significant driver of continuing shareholder value. Operating margin growth over a three-year period was approved by the Committee in 2023 as an additional PSU metric given its importance to shareholders as we complete our transition to the cloud.
The three-year cliff vesting period reinforces the importance of sustained revenue and operating margin growth to the Company’s long-term success. The Compensation Committee believes that this vesting schedule emphasizes the long-term nature of profitable growth, thereby further aligning the interests of the Named Executive Officers with those of shareholders. Upon vesting, vested PSUs will be “settled” by our issuance to the holder, without any charge, of one share of our common stock for each vested PSU.
Performance levels for the long-term PSUs are reviewed by the Committee and approved each year based on multiple factors, including historic and expected performance against multi-year growth goals. In 2024, the performance goals exclude merchant fees associated with our payments business from the determination of adjusted non-GAAP revenue. Many of our payments clients prefer for us to assume responsibility for merchant fees, which are then passed through to the client as a part of our revenue, along with a margin (the “gross model”). In other cases, the client assumes responsibility for paying merchant fees, and only the applicable margin is included in our revenue (the “net model”). Because the revenue model applicable to each client and the associated impact on our revenue and net operating margin is based on the client’s choice of model and is outside of our control, we have determined that it is appropriate to exclude merchant fees for calculating performance goals for PSUs granted in 2024.
At grant, the total target value of awards, as set forth above, is divided into two equal parts, with 50% of PSUs granted subject to 3-year cumulative adjusted recurring revenue growth performance and the other 50% subject to 2026 net operating margin performance. The following table sets forth the performance criteria that must be met for 2024 PSUs granted under each performance measure to be earned and eligible for vesting, which are aligned with the near-term and mid-term targets set forth at our June 2023 Investor Day:

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3-Year Cumulative Adjusted Recurring Revenue Growth(1)	Percentage of PSUs to be earned and eligible for vesting (%)

Under 22.5%	—
22.5% to 27.72%	50
27.73% to 33.09%	80
33.10% to 40.49%	100
40.50% to 48.14%	120
48.15% and above	150
1.Includes non-GAAP recurring revenue from an acquisition when total acquired company recurring revenue is less than or equal to 3% of Tyler recurring revenue.  For an acquisition with recurring revenue run rate at the time of acquisition that is greater than 3% of Tyler recurring revenue, includes recurring revenue from the acquisition that is equal to 3% of Tyler recurring revenue at the time of acquisition. Adjusted recurring revenue determined as non-GAAP revenue from subscriptions and maintenance revenue categories, including transaction-based revenues, but excluding interchange, network association fees, third-party processing fees or other bank fees (collectively referred to as “merchant fees”).

2026 Net Operating Margin(1)	Percentage of PSUs to be earned and eligible for vesting (%)

Under 26.0%	—
26.0% to 26.49%	50
26.5% to 26.99%	80
27.0% to 27.99%	100
28.0% to 28.49%	120
28.5% and above	150
1.Net Operating Margin determined as non-GAAP operating profit (as calculated for our quarterly earnings releases) divided by total adjusted non-GAAP revenues, where merchant fees (i.e., interchange, network association fees, third-party processing fees or other bank fees) are excluded from total non-GAAP revenues.
RSUs. For 2024, the Compensation Committee approved grants of time-based restricted stock units (RSUs) with three-year, ratable vesting to Mr. Moore, Mr. Miller, and Mr. Puckett with a target value of $1,000,000; $500,000; and $250,000, respectively. In making its decision to grant these RSU awards, the Committee considered, among other things, the role of RSUs as a retention tool, maintaining an appropriate balance of service-based and performance-based total compensation as part of our Named Executive Officers’ overall compensation package, and the prevalence of RSUs as an award vehicle within our Peer Group.
Benefits
Our Named Executive Officers are eligible for the same benefits made available to other full-time employees generally, including our 401(k) Savings Plan, Employee Stock Purchase Plan, health and dental care plans, life insurance plans, disability plans, paid time off plan, parental leave plan and other welfare benefit programs.

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Employment Agreements
Employment agreements with our Named Executive Officers support leadership team retention and operational stability. They also ensure continuation of the disciplined growth and operational execution we have relied upon to consistently deliver shareholder value and client satisfaction.
We had historically executed five-year employment agreements with our Named Executive Officers based on our belief that these agreements were in the best interests of our shareholders. These agreements also included equity grants that vested over the term of the employment agreements. In 2019, based on engagement with shareholders, we made the decision no longer to provide equity grants with the execution of employment agreements. In 2022, we also made the decision to move from five-year employment agreements to one-year employment agreements that automatically renew for an additional one-year term unless the Company or the NEO provides at least three months’ notice of non-renewal.
The 2022 agreements replaced and superseded the 2018 employment agreements that had been entered into with Mr. Marr, Mr. Moore, and Mr. Miller, which would have expired in February 2023. We also entered into a one-year employment agreement, subject to renewal as described above, with Mr. Puckett. Each of those agreements renewed in May 2023, per their terms, for a one-year renewal term. Under the terms of these employment agreements, Mr. Marr, Mr. Moore, Mr. Miller, and Mr. Puckett receive minimum base salaries, annual performance bonuses, and equity grants determined by the Compensation Committee on an annual basis. These items were most recently set by the Compensation Committee in February 2024, as discussed in above in “2024 Named Executive Officer Compensation.” These executives will also receive all employee benefits and perquisites (if any) normally offered to our employees.
Each agreement provides for payment of accrued compensation as well as a severance payment equal to each executive’s then-current base salary and target bonus upon (1) a termination of the executive’s employment without cause or (2) a termination of employment by the executive for defined, and customary, “good reason” or by the Company without cause within twelve months following the occurrence of a change in control transaction. A change in control under the new agreements has the same definition as set forth in our 2018 Stock Incentive Plan. The change in control severance payment reflects a “double trigger” mechanism, meaning that both a change in control transaction must have occurred and the NEO’s employment must be terminated for “good reason” or without cause within the limited period of time following the change in control transaction. This was a material change from the “single trigger” change in control severance provision in the now-superseded 2018 employment agreements. Each agreement also provides that we will continue to provide medical benefits for 12 months after a termination without cause, a termination due to disability, or a termination following a change in control. In the event of a termination without cause, a termination due to disability, a termination following a change in control, or the death of the executive, all unvested options, restricted stock units, or other equity awards outstanding as of the date of the executive’s termination would immediately become fully vested and, as applicable, exercisable.
We developed a standard severance package for Mr. Marr, Mr. Moore, Mr. Miller, and Mr. Puckett because we believe it is necessary to attract and retain these qualified executive officers. We also believe these agreements are important to help minimize the distraction caused by a potential transaction and reduce the risk that any of these executive officers departs before an acquisition is consummated. We believe that a pre-existing plan allows these executive officers to focus on continuing normal business operations and the success of a potential business combination, rather than on seeking alternative employment. We further believe that our employment agreements ensure stability and will enable our executive officers to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. The Compensation Committee applied its best judgment in developing the severance package after considering each executive’s overall compensation package, the rapidly changing environment for technology-based companies, the average time required to obtain employment for equivalent job duties, and the amount paid to executives in the event of termination without cause or upon a change in control.

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Other Important Elements of Our Executive Compensation
Executive Compensation Recovery Policy; Incentive Compensation Recovery Policy; Clawbacks or Forfeitures
Accountability is one of our fundamental Company values. To reinforce this value through our executive compensation program, the Board of Directors adopted an Executive Compensation Recovery Policy in February 2010. The policy applies to our Named Executive Officers, group and division presidents, senior financial management, and other key financial employees, and is included in the compensation plans for each such individual. Under this policy, if, in the opinion of the independent directors of the Board, an executive engages in fraud or intentional misconduct that causes a material restatement of our financial statements, then the independent directors shall have the discretion to use their best efforts to remedy the misconduct and prevent its recurrence. Based upon the facts and circumstances surrounding the restatement, the independent directors may direct the Company to recover all or a portion of any bonus or incentive compensation paid, adjust the future compensation of the executive, and dismiss, or take legal action against, the executive, in each case as the independent directors determine is in the Company’s best interests. The remedies that may be sought by the independent directors are subject to a number of conditions, including that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated; (2) the executive in question engaged in fraud or intentional misconduct; and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.
Effective November 20, 2023, the Compensation Committee adopted an Incentive Compensation Recovery Policy. Under the policy, the Compensation Committee is responsible for taking reasonably prompt action after an accounting restatement to determine, and recover, any erroneously awarded incentive compensation. The Committee has broad discretion to determine the appropriate means of recovery. The policy applies to defined “Covered Executives,” who are expected to acknowledge, in writing, the applicability of the policy to them.
The 2018 Stock Incentive Plan includes a “clawback/forfeiture” provision pursuant to which the Compensation Committee may provide in any equity incentive award agreement that (1) the Compensation Committee may in its discretion cancel the award if the holder of the award engages in certain defined detrimental activity, and/or (2) the holder of an award is required to repay any amount in excess of what the holder should have received, whether by reason of a financial restatement, mistake in calculations, administrative error, or otherwise. In addition, all awards would be subject to reduction, cancellation, forfeiture, or recoupment as required under applicable law.
Stock Ownership Requirements
Our Named Executive Officers and other senior Company executives are also subject to minimum stock ownership requirements. Please see “Stock Ownership Guidelines” above for more information.
Anti-Hedging and Pledging
We maintain a Stock Anti-Hedging and Pledging Policy, described in the “Corporate Governance Principles—Stock Anti-Hedging and Pledging Policy” section, to prohibit our executives from engaging in transactions that could reduce or limit their holdings, ownership or interest in Company securities and to discourage our executives from pledging Company securities or from holding Company securities in margin accounts.
Frequency of Say-on-Pay Vote
The Board of Directors has submitted an advisory vote on executive compensation to our shareholders since the 2017 annual meeting of shareholders. In 2023, shareholders voted in favor of continuing the annual advisory vote. The annual proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our Named Executive Officers.

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Annual Assessment of Risks Associated with our Compensation Policies and Programs
Our compensation program is designed not to incentivize excessive risk taking by allocating an appropriate balance between the four compensation elements. The annual salary component of compensation is a fixed amount and is therefore not subject to or influenced by risk taking. Our annual incentive compensation is principally focused on short-term performance goals established with consideration to building long-term shareholder value (non-GAAP earnings per share, which excludes write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, acquisition-related costs, and expenses associated with the amortization of acquisition intangibles arising from business combinations). Our long-term incentive compensation is based on the achievement of three-year revenue growth and operating margin goals and long-term stock price growth through the grant of long-term PSUs and RSUs. Both our annual and long-term incentive compensation plans are graduated scale plans rather than based on “all or nothing” performance, and both include caps on maximum earned awards, which reduces the incentive for excessive risk taking.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the SEC's Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
This report is submitted by the Compensation Committee.
Daniel M. Pope, Chair
Glenn A. Carter
Ronnie D. Hawkins, Jr.
Compensation Committee Interlocks and Insider Participation
In 2023, the Compensation Committee consisted of Daniel M. Pope (Chair), Glenn A. Carter, and Ronnie D. Hawkins, Jr. No member of the Compensation Committee was an officer or employee of the Company. None of our executive officers served on the compensation committee or equivalent of any other entity.

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Executive Compensation
Summary Compensation Table
The following table sets forth certain information regarding the compensation paid to our Named Executive Officers for all of the services they rendered to us during 2023, 2022, and 2021:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

John S. Marr, Jr. Executive Chairperson of the Board	2023	300,000	—	899,482	—	—	—	7,500	1,206,982
	2022	300,000	—	—	817,425	—	—	7,500	1,124,925
	2021	300,000	—	—	848,886	—	—	8,302	1,157,188
H. Lynn Moore, Jr. President and Chief Executive Officer	2023	675,000	—	8,343,692	—	—	—	9,900	9,028,592
	2022	600,000	—	3,405,145	2,179,800	—	—	12,217	6,197,162
	2021	525,000	—	3,015,250	2,037,325	—	—	12,430	5,590,005
Brian K. Miller Executive Vice President, Chief Financial Officer and Treasurer	2023	425,000	—	4,030,583	—	—	—	12,885	4,468,468
	2022	415,000	—	2,040,238	1,089,900	—	—	12,249	3,557,387
	2021	400,000	—	2,070,008	1,358,216	—	—	12,409	3,840,633
Jeffrey D. Puckett, Chief Operating Officer	2023	325,000	—	2,555,722	—	—	—	7,542	2,888,264
	2022	300,000	—	1,336,325	708,435	—	—	6,174	2,350,934
	2021	300,000	—	1,391,068	531,969	—	—	6,497	2,229,534
1.The reported amounts represent the aggregate grant date fair value of awards of restricted stock units and performance-based restricted stock units, computed in accordance with FASB ASC Topic 718, and, for performance-based restricted stock units, assume performance at the target level for each such award.
2.Represents aggregate grant date fair value of awards granted and calculated in accordance with FASB ASC Topic 718. Such grants provide our executive officers the opportunity to purchase shares of Tyler common stock at some future date at the fair market value of the stock on the date of grant. For additional information on the valuation assumptions, refer to Note 12 of the Tyler Technologies’ financial statements in the Form 10-K for the year ended December 31, 2023, as filed with the SEC. This fair value does not represent cash received by the executive in the relevant year, but potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when shareholders benefit from stock price appreciation and, as such, further align management’s interest with those of our shareholders.

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3.These amounts consist of amounts earned under Tyler’s incentive compensation plan for each respective year and generally paid in the following year.
4.All other compensation includes amounts contributed or accrued by Tyler under our 401(k) Savings Plan and tickets to sporting events.
Pay Versus Performance
Pay Versus Performance Table. As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the following additional compensation information is provided for our Chief Executive Officer as our principal executive officer (PEO) and our other Named Executive Officers (Other NEOs), in addition to total shareholder return, net income, and non-GAAP recurring revenue performance results for fiscal years 2023, 2022, 2021, and 2020.

Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Other NEOs(3) ($)	Average Compensation Actually Paid to Other NEOs(4) ($)	Value of $100 Initial Fixed Investment Based on TSR(5) ($)	Value of $100 Initial Fixed Investment Based on Peer Group TSR(6) ($)	Net Income	Non-GAAP Recurring Revenue(7)
							(In thousands)($)

2023	9,028,592	14,199,773	2,854,571	4,639,845	139	176	165,919	1,626,173
2022	6,197,162	(3,366,114)	2,344,425	(1,734,306)	107	109	164,240	1,480,759
2021	5,590,005	14,936,995	2,409,118	6,675,726	179	157	161,458	1,261,400
2020	4,692,182	13,125,021	2,132,932	7,665,325	146	153	194,820	818,638
1.For the years 2023, 2022, 2021, and 2020, this is the total compensation, as depicted in the Summary Compensation Table above, for Chief Executive Officer H. Lynn Moore, Jr., our Principal Executive Officer (PEO).
2.Represents the amount of “compensation actually paid” to Mr. Moore, as determined in accordance with Item 402(v) of Regulation S-K. The figures presented do not reflect the actual amount of compensation earned by or paid to Mr. Moore during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Moore’s total compensation for each year to determine the “compensation actually paid”:

Adjustments to determine Compensation Actually Paid for PEO	2023 ($)	2022 ($)	2021 ($)	2020 ($)

Total reported in Summary Compensation Table (SCT)	9,028,592	6,197,162	5,590,005	4,692,182
Less, value of stock & option awards reported in SCT	(8,343,692)	(5,584,945)	(5,052,575)	(4,154,668)
Less, change in pension value and non-qualified deferred compensation earnings in SCT	—	—	—	—
Plus, pension service cost and impact of pension plan amendments	—	—	—	—
Plus, year-end value of awards granted in fiscal year that are unvested and outstanding	10,639,900	4,894,336	7,141,556	4,946,903
Plus, change in fair value of prior year awards that are outstanding and unvested	2,038,950	(5,684,175)	6,633,151	7,207,776
Plus, fair value of awards granted this year and that vested this year	—	—	—	—
Plus, change in fair value (from prior year-end) of prior year awards that vested this year	836,023	(3,188,491)	624,859	432,828
Less, prior year fair value of prior year awards that failed to vest this year	—	—	—	—
“Compensation Actually Paid”	14,199,773	(3,366,114)	14,936,995	13,125,021

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3.Represents the average of the amounts reported for the company’s named executive officers as a group (excluding Mr. Moore) in the “Total” column of the Summary Compensation Table in each applicable year: Mr. Marr, Mr. Miller, and Mr. Puckett in 2023, 2022 and 2021, and Mr. Marr and Mr. Miller in 2020.
4.Represents the amount of “compensation actually paid” to the company's named executive officers as a group (excluding Mr. Moore), as determined in accordance with Item 402(v) of Regulation S-K. The figures presented do not reflect the actual amount of compensation earned by or paid to the named executive officers during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to average total compensation for the named executive officers as a group (excluding Mr. Moore) for each year to determine the “compensation actually paid”:

Adjustments to determine Compensation Actually Paid for Other NEOs	2023 ($)	2022 ($)	2021 ($)	2020 ($)

Total reported in Summary Compensation Table (SCT)	2,854,571	2,344,425	2,409,118	2,132,932
Less, value of stock & option awards reported in SCT	(2,495,262)	(1,997,451)	(2,066,716)	(1,772,507)
Less, change in pension value and non-qualified deferred compensation earnings in SCT	—	—	—	—
Plus, pension service cost and impact of pension plan amendments	—	—	—	—
Plus, year-end value of awards granted in fiscal year that are unvested and outstanding	3,163,496	1,773,552	2,888,432	2,065,960
Plus, change in fair value of prior year awards that are outstanding and unvested	761,435	(2,303,705)	3,127,295	5,001,364
Plus, fair value of awards granted this year and that vested this year	—	—	—	—
Plus, change in fair value (from prior year-end) of prior year awards that vested this year	355,605	(1,551,127)	317,596	237,576
Less, prior year fair value of prior year awards that failed to vest this year	—	—	—	—
“Compensation Actually Paid”	4,639,845	(1,734,306)	6,675,726	7,665,325
5.For the relevant fiscal year, represents an initial $100 investment, measured on a cumulative basis from the market close on December 31, 2019, through and including the end of the fiscal year for which TSR is being presented in the table.
6.The Company’s peer group, described above under “Peer Group,” was used for the purposes of calculating peer group total shareholder return. Peer Group TSR was calculated on a market-capitalization-weighted basis according to the respective issuers’ stock market capitalization at the beginning of each period for which a return was indicated. TSR represents an initial $100 investment, measured on a cumulative basis from the market close on December 31, 2019, through and including the end of the fiscal year for which TSR is being presented in the table.
7.Non-GAAP Recurring Revenue is the company-selected financial performance measure that, in our assessment, represents the most important performance measure used to link compensation actually paid to our named executive officers to company performance for the most recently completed fiscal year.
Relationship between Pay and Performance. The graphs below illustrate the relationship between “compensation actually paid” to our Chief Executive Officer and other named executive officers in 2020, 2021, 2022, and 2023 and Company and Peer Group TSR, Company net income, and Company non-GAAP recurring revenue.
“Compensation actually paid” (CAP), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers, but does not reflect actual amounts paid under those awards. Fluctuations in CAP are generally due to stock price and varying levels of the projected and actual achievement of performance goals (as reflected in the significant decrease to 2022 CAP). For a discussion of how our Compensation Committee assessed our performance and our Named Executive Officers’ pay each year, refer to the “Compensation Discussion and Analysis” in this Proxy Statement and the Proxy Statements for 2020, 2021, and 2022.

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Compensation Actually Paid vs. Tyler and Peer Group TSR
$20
$15
$10
$5
$0
-$5
Actual Pay ($M)
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Tyler TSR ($100 Investment)
2020
2021
2022
2023
PEO CAP
Other NEO Avg CAP
Tyler TSR
Peer Group TSR

Compensation Actually Paid vs. Net Income
$20
$15
$10
$5
$0
-$5
Actual Pay ($M)
$250
$200
$150
$100
$50
$0
Tyler Net Income ($M)
2020
2021
2022
2023
PEO CAP
Other NEO Avg CAP
Tyler Net Income

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Compensation Actually Paid vs. Non-GAAP Recurring Revenue
Actual Pay ($M)
$20
$15
$10
$5
$0
-$5
Tyler Non-GAAP Recurring Revenue ($B)
$1.8
$1.6
$1.4
$1.2
$1.0
$0.8
$0.6
$0.4
$0.2
$0.0
2020
2021
2022
2023
PEO CAP
Other NEO Avg CAP
Tyler Non-GAAP Recurring Revenue

Important Financial Performance Measures. The table below provides an unranked list of the most important financial performance measures, including the Company-Selected Measure, used by the Company to link CAP for all NEOs to Company performance for 2023.

Non-GAAP Recurring Revenue
Non-GAAP Operating Margin
Non-GAAP Earnings Per Share
CEO Pay Ratio
Our CEO-to-median-employee pay ratio is calculated in accordance with Item 402(u) of the SEC’s Regulation S-K. We identified the median employee by examining the annual total compensation for all our employees who were employed by us on December 31, 2023, excluding our Chief Executive Officer and certain employees under the regulation’s de minimis exemption provision which allows us to exclude up to 5% of our total employees. Accordingly, in identifying the median employee, we used the de minimis exemption to exclude seasonal, temporary, and non-benefits-eligible part-time employees. To determine the median employee, we calculated the total annual compensation for each of our 7,324 employees as the sum of the following amounts:
•Annual base pay and commissions, if applicable
•Tyler’s matching contributions to the employee's 401(k) Plan account
•Calendar year cash bonus
•Calendar year share-based awards (incentive or nonqualified stock options and restricted stock units)

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We believe the use of these components for all employees is a consistently applied compensation measure that includes all the compensation elements that are widely distributed throughout our organization, including retirement benefits. We calculated annual total compensation for the median employee using the same methodology we use for our Named Executive Officers as set forth in the 2023 Summary Compensation Table included in this Proxy Statement. The total annual compensation calculated for our CEO was $9,028,592 and for our median employee was $98,551. The resulting ratio for our CEO’s pay compared with the pay of our median employee for 2023 is 91.6 to 1.
Grants of Plan-Based Awards in 2023
The following table sets forth certain information relating to grants of plan-based awards to the Named Executive Officers during 2023:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)

		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John S. Marr, Jr.	3/1/2023			703	1,405	2,108
	3/1/2023			703	1,405	2,108
H. Lynn Moore, Jr.	3/1/2023			—	3,124	—
	3/1/2023			5,077	10,153	15,230
	3/1/2023			5,077	10,153	15,230
	3/1/2023			843	2,108	3,689
Brian K. Miller	3/1/2023			—	1,390	—
	3/1/2023			2,386	4,771	7,157
	3/1/2023			2,386	4,771	7,157
	3/1/2023			531	1,327	2,322
Jeffrey D. Puckett	3/1/2023			—	781	—
	3/1/2023			1,484	2,967	4,451
	3/1/2023			1,484	2,967	4,451
	3/1/2023			406	1,015	1,776
1.The target and maximum plan award amounts reported in these columns are derived from our 2023 Incentive Compensation Plan. The actual payout amounts for 2023 are set forth in the Non-Equity Incentive Plan Compensation column of our Summary Compensation Table.
2.The target and maximum plan performance-based restricted stock unit awards reported in these columns are derived from our 2023 Incentive Compensation Plan. The actual vested amounts for 2023 are set forth in the 2023 Equity Incentive Plan Compensation column of our Summary Compensation Table.
3.No options were awarded in 2023.
4.The aggregate grant date fair value is determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation, and does not represent cash received by the Named Executive Officers in 2023. The grant date fair value represents potential earnings contingent on Tyler’s future performance. Stock option grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. Stock options add value to the recipient only when shareholders benefit from stock price appreciation and, as such, further align management’s interest with those of our shareholders.

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Executive Compensation	Table of Contents
Outstanding Equity Awards at Year-End
The following table shows outstanding equity awards for each of the Named Executive Officers at December 31, 2023:

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(3) ($)

John S. Marr, Jr.	3/1/2023							2,810	1,174,917
	12/1/2022	1,250	2,500	352	12/1/2032
	6/1/2022	1,250	2,500	346	6/1/2032
	12/1/2021	2,500	1,250	502	12/1/2031
	6/1/2021	2,500	1,250	402	6/1/2031
	12/1/2020	3,750	—	432	12/1/2030
	6/1/2020	3,750	—	376	6/1/2030
	12/1/2019	6,875	—	290	12/1/2029
	6/1/2019	6,875	—	213	6/1/2029
	12/1/2018	1,250	—	193	12/1/2028
	6/1/2018	11,250	—	232	6/1/2028
	2/26/2018	105,000	—	206	2/26/2028
	6/1/2017	583	—	171	6/1/2027
H. Lynn Moore, Jr.	3/1/2023					3,124	1,306,207
	3/1/2023							2,108	881,397
	3/1/2023							10,153	4,245,172
	3/1/2023							10,153	4,245,172
	3/1/2022							6,500	2,717,780
	3/1/2021							5,000	2,090,600
	12/1/2022	3,333	6,667	352	12/1/2032
	6/1/2022	3,333	6,667	346	6/1/2032
	12/1/2021	6,000	3,000	502	12/1/2031
	6/1/2021	6,000	3,000	402	6/1/2031
	12/1/2020	11,250	—	432	12/1/2030

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Executive Compensation	Table of Contents

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(3) ($)

H. Lynn Moore, Jr.	6/1/2020	11,250	—	376	6/1/2030
	12/1/2019	11,250	—	290	12/1/2029
	6/1/2019	11,250	—	213	6/1/2029
	12/1/2018	11,250	—	193	12/1/2028
	6/1/2018	11,250	—	232	6/1/2028
	2/26/2018	112,000	—	206	2/26/2028
	12/1/2017	25,000	—	182	12/1/2027
Brian K. Miller	3/1/2023					1,390	581,187
	3/1/2023							1,327	554,845
	3/1/2023							4,771	1,994,851
	3/1/2023							4,771	1,994,851
	3/1/2022							3,750	1,567,950
	3/1/2021							3,333	1,393,594
	12/1/2022	1,666	3,334	352	12/1/2032
	6/1/2022	1,666	3,334	346	6/1/2032
	12/1/2021	4,000	2,000	502	12/1/2031
	6/1/2021	4,000	2,000	402	6/1/2031
	12/1/2020	7,500	—	432	12/1/2030
	6/1/2020	7,500	—	376	6/1/2030
	12/1/2019	7,500	—	290	12/1/2029
	6/1/2019	7,500	—	213	6/1/2029
	6/1/2018	2,000	—	232	6/1/2028
Jeffery D. Puckett	3/1/2023					781	326,552
	3/1/2023							1,015	424,392
	3/1/2023							2,967	1,240,562
	3/1/2023							2,967	1,240,562

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Executive Compensation	Table of Contents

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested(3) ($)

Jeffery D. Puckett	3/1/2022							2,500	1,045,300
	3/1/2021							2,350	982,582
	12/1/2022	1,083	2,167	352	12/1/2032
	6/1/2022	1,083	2,167	346	6/1/2032
	12/1/2021	1,566	784	502	12/1/2031
	6/1/2021	1,566	784	402	6/1/2031
	12/1/2020	2,500	—	432	12/1/2030
	6/1/2020	2,500	—	376	6/1/2030
	12/1/2019	2,500	—	290	12/1/2029
	6/1/2019	2,500	—	213	6/1/2029
	12/1/2018	2,500	—	193	12/1/2028
	6/1/2018	2,500	—	232	6/1/2028
	12/1/2017	5,000	—	182	12/1/2027
	6/1/2017	5,000	—	171	6/1/2027
	12/1/2016	8,500	—	143	12/1/2026
	6/1/2016	8,500	—	155	6/1/2026
	12/1/2015	6,250	—	177	12/1/2025
	6/1/2015	2,250	—	121	6/1/2025
	12/15/2014	2,250	—	109	12/15/2024
1.Stock options expire on the tenth anniversary of the date of grant. All stock options vest ratably over a five-year period beginning on the first anniversary of the grant date. Beginning in 2016, stock options granted to persons who are at least fifty years of age and have a tenure with the Company of at least 15 years vest ratably over a three-year period beginning on the first anniversary of the grant date, and stock options granted to others vest over a five-year period beginning on the first anniversary of the grant date. Stock options granted on February 26, 2018, vest and become exercisable ratably on the first, second, third, fourth, and fifth anniversaries of the date of grant date.
2.Value based on $418.12, which was the closing market price of our common stock on December 31, 2023. The restricted stock units vest in equal installments on the first, second, third, fourth, and fifth anniversary of the date of the employment agreement. Vesting of restricted stock awards is subject to continued status as an eligible person (as defined in the 2018 Stock Incentive Plan).
3.Value based on $418.12, which was the closing market price of our common stock on December 31, 2023. The performance-based restricted stock units cliff vest at the end of a three-year performance period. The performance measure used to determine the number of restricted stock units vested at the end of the three-year performance period is average three-year revenue growth over that period adjusted to exclude material acquisitions completed during the performance period.

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Executive Compensation	Table of Contents
Option Exercises and Stock Vested
The following table sets forth information regarding stock option exercises and the value realized upon exercise, as well as all stock awards vested and the value realized upon vesting by our NEOs during the year ended December 31, 2023:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

John S. Marr, Jr.	42,000	9,281,878	7,200	2,354,760
H. Lynn Moore, Jr.	4,417	685,514	15,254	4,942,108
Brian K. Miller	25,500	5,309,662	7,820	2,526,095
Jeffrey D. Puckett	—	—	3,273	1,051,451
Potential Payments Under Employment Agreements
Consistent with the terms of their respective employment agreements, as discussed above, Mr. Marr, Mr. Moore, Mr. Miller, and Mr. Puckett would have been eligible to receive the payments set forth in the table below had their employment been terminated on December 31, 2023, including if a change in control had occurred during 2023.

	Termination Without Cause				Upon a Change in Control(1)
Name	Lump Sum Severance and Non -Compete Payment ($)	Continuation of Health Care Benefit ($)	Accelerated Vesting of Stock Options ($)	Accelerated Vesting of Restricted Stock Units ($)	Lump Sum Severance and Non- Compete Payment ($)	Continuation of Health Care Benefit ($)	Accelerated Vesting of Stock Options ($)	Accelerated Vesting of Restricted Stock Units ($)

John S. Marr, Jr.	600,000	19,803	636,608	649,169	600,000	19,803	636,608	649,169
H. Lynn Moore, Jr.	1,350,000	19,803	1,681,494	6,613,175	1,350,000	19,803	1,681,494	6,613,175
Brian K. Miller	850,000	15,132	909,103	3,229,909	850,000	15,132	909,103	3,229,909
Jeffrey D. Puckett	650,000	9,075	501,437	2,024,302	650,000	9,075	501,437	2,024,302
1.Payments would only be made upon the occurrence of a change in control if, additionally, the NEO’s employment was terminated for “good reason” or without cause within 12 months following the occurrence of a change in control transaction.

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Other Helpful Information
Reminder: Shareholders are being asked to vote on the following matters at the 2024 Annual Meeting.

Proposal	Description	Vote Requirement for Approval	Board Recommendation	Effect of Abstentions	Effect of Broker Non-Votes

Proposal One	Election of Directors	Majority of votes cast	FOR	No effect	No effect

Proposal Two	Advisory Approval of Our Executive Compensation	Majority of shares present in person or represented by proxy	FOR	Counted as “AGAINST”	No effect

Proposal Three	Ratification of Our Independent Auditors for Fiscal Year 2024	Majority of shares present in person or represented by proxy	FOR	Counted as “AGAINST”	Discretionary vote

Proposal Four	Approval of the Amended and Restated Tyler Technologies, Inc. 2018 Stock Incentive Plan	Majority of shares present in person or represented by proxy	FOR	Counted as “AGAINST”	No effect

Proposal Five	Shareholder Proposal Regarding a Simple Majority Vote	66.67% of shares present in person or represented by proxy	AGAINST	Counted as “AGAINST”	No effect
Voting your shares. Your shares will be voted at the annual meeting as you direct using one of the methods provided. No proxy can vote for more than eight nominees for director. If you return a proxy but fail to indicate how you wish your shares to be voted, then your shares will be voted in favor of each of the nominees for director.

Voting by internet: Go to www.proxyvote.com to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. The availability of internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. We recommend that you follow the voting instructions in the materials you receive.

Voting by phone: Call 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. The availability of voting by phone for beneficial owners will depend on the voting processes of your broker, bank or nominee. We recommend that you follow the voting instructions in the materials you receive.

Voting by mail: Complete, sign and date the proxy card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR Proposal One, FOR Proposal Two, FOR Proposal Three, FOR Proposal Four, and AGAINST Proposal Five.

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Other Helpful Information	Table of Contents
You may also vote in person at the Annual Meeting by following the instructions provided below.

Meeting Date and Time: Thursday, May 9, 2024, at 9:00 a.m., Central Time	Place: www.virtualshareholdermeeting.com/TYL2024	Record Date: March 15, 2024
On March 15, 2024, we had 42,438,685 shares of common stock issued and outstanding. Each shareholder will be entitled to one vote, in person or by proxy, for each share of common stock held in their name.
Meeting quorum. A majority of our shares of common stock must be present, either in person or by proxy, to constitute a quorum for action at the annual meeting.
How to access the meeting: Visit www.virtualshareholdermeeting.com/TYL2024 and enter the 16-digit control number found on the proxy card, voting instruction form, or notice of internet availability of proxy materials previously received. We encourage shareholders to log in to the website and access the webcast before the meeting’s start time.
Voting and questions during the meeting: Shareholders who enter their 16-digit control number may vote and ask questions during the Annual Meeting by following the instructions available on the meeting website. Those without a control number may attend as guests of the meeting, but they will not have the option to vote their shares or participate during the meeting.
Abstentions and broker non-votes. Abstentions and broker non-votes are counted for purposes of determining a quorum and otherwise as shares present in person or represented by proxy. Abstentions and broker non-votes are not counted as votes cast for purposes of determining whether a proposal requiring a majority of votes cast has been approved. Withholding authority to vote with respect any director nominee for Proposal One will also not be counted as a vote cast for that director nominee.
Shares held in “street name.” If your shares are held in “street name” (the name of a broker, bank, or other nominee), you have the right to direct your broker, bank, or nominee how to vote. If you do not provide voting instructions, under New York Stock Exchange rules, your broker, bank, or nominee may only vote your shares on “discretionary” items. Proposals One (election of directors), Two (advisory vote on executive compensation), Four (amended and restated 2018 Stock Incentive Plan), and Five (shareholder proposal regarding simple majority vote) are “non-discretionary” items. Your broker, bank, or nominee may not vote your shares on these items in the absence of voting instructions, which will result in “broker non-votes” with respect to your shares. Proposal Three (ratification of independent auditors) is considered a discretionary item and may be voted in the absence of instructions.
Revoking your proxy. After you sign and return your proxy, you may revoke it prior to the meeting either by (1) filing a written notice of revocation at our corporate headquarters, (2) attending the annual meeting and voting your shares in person, or (3) delivering to us another duly executed proxy that is dated after the initial proxy.
Proxy expenses. We will bear the expense of preparing, printing, and mailing the proxy solicitation material and the proxy, as applicable.
Proxy solicitation. In addition to use of the mail, we may solicit proxies by personal interview or telephone by our directors, officers, and employees. We may also engage the services of a proxy solicitation firm to assist us in the solicitation.
Distribution of proxies for the Annual Meeting. We estimate that the fee of any such firm will not exceed $25,000, plus reimbursement of reasonable out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to record shareholders, and we may reimburse them for their reasonable out-of-pocket expenses.

81	2024 Proxy Statement

Shareholder Proposals
Proxy Statement Proposals
Under SEC rules, if any Tyler shareholder wishes to submit proposals for the proxy statement for next year’s annual meeting of shareholders, such proposal must be received by Tyler on or before November 29, 2024. Such proposal must be made in accordance with Rule 14a-8 promulgated by the SEC and the interpretations thereof. Any such proposal should be sent to the Company at 5101 Tennyson Parkway, Plano, Texas 75024, Attention: Corporate Secretary.
Other Proposals and Nominations
Our bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in Tyler’s proxy statement for that meeting. Under our bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary not less than 90 days (February 7, 2025) nor more than 120 days (January 9, 2025) prior to the anniversary date of the immediately preceding annual meeting. The notice must contain the information required by the bylaws.
To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Tyler’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and our bylaws not less than 120 days (January 9, 2025) nor more than 150 days (December 10, 2024) prior to the anniversary date of the immediately preceding annual meeting.
By Order of the Board of Directors,
Abigail Diaz
Chief Legal Officer
Corporate Secretary
Plano, Texas
March 29, 2024

82	2024 Proxy Statement

Amended and restated Tyler Technologies, Inc.
2018 STOCK Incentive Plan
1.Restatement of the Prior Plan. The purpose of the Amended and Restated Tyler Technologies, Inc. 2018 Stock Incentive Plan is to amend and restate the Tyler Technologies, Inc. 2018 Stock Incentive Plan which was originally effective as of May 9, 2018 (the “Prior Plan”). This Amended and Restated Plan will provide a means through which the Company and its Affiliates may attract and retain key personnel and provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.
2.Definitions. The following definitions shall be applicable throughout the Plan.
(a)“Absolute Share Limit” has the meaning given such term in Section 5(b) of the Plan.
(b)“Act” as the meaning given such term in Section 1 of the Plan.
(c)“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
(d)“Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, Restricted Stock Unit, and Other Stock-Based Award granted under the Plan.
(e)“Board” means the Board of Directors of the Company.
(f)“Cause” means, as to any Participant, unless the applicable Award agreement states otherwise, (i) “Cause”, as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any Affiliate; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any Affiliate; (D) material violation of the written policies of the Service Recipient, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or

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any Affiliate; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient.
(g)“Change in Control” means:
(i)the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (1) any acquisition by the Company or any Affiliate, (2) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, or (3) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);
(ii)during any period of 24 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or
(iii)the sale, transfer or other disposition of all or substantially all of the assets of the Company to any Person that is not an Affiliate of the Company.
(h)“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(i)“Committee” means the Compensation Committee of the Board or subcommittee thereof.
(j)“Common Stock” means the common stock, par value $0.01 per share, of the Company (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

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(k)“Company” means Tyler Technologies, Inc., a Delaware corporation, and any successor thereto.
(l)“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(m)“Designated Foreign Subsidiaries” means all Affiliates organized under the laws of any jurisdiction or country other than the United States of America that may be designated by the Board or the Committee from time to time.
(n)“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Company or its Affiliates; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Company or its Affiliates; or (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.
(o)“Disability” means, as to any Participant, unless the applicable Award agreement states otherwise, (i) “Disability”, as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Company or an Affiliate, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced. Any determination of whether Disability exists shall be made by the Company in its sole and absolute discretion.
(p)“Effective Date” means May 9, 2024, the date of approval of the Plan by the Company’s stockholders.
(q)“Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and (ii) an “independent director” under the rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.
(r)“Eligible Person” means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act; or (iv) any prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or one of its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or providing services to the Company or one of its Affiliates), who, in the case of each of clauses (i) through (iv) above has entered into an Award agreement or who has received written notification from the Committee or its designee that they have been selected to

A-3	2024 Proxy Statement

participate in the Plan. Solely for purposes of this Section 2(q), “Affiliate” shall be limited to (1) a Subsidiary; (2) any parent corporation of the Company within the meaning of Section 424(e) of the Code (“Parent”); (3) any corporation, trade or business of which 50% or more of the combined voting power of such entity’s outstanding securities is directly or indirectly controlled by the Company or any Subsidiary or Parent; or (4) any corporation, trade or business which, directly or indirectly, controls 50% or more of the combined voting power of the outstanding securities of the Company.
(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(t)“Exercise Price” has the meaning given such term in Section 7(c) of the Plan.
(u)“Fair Market Value” means, on a given date, (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee (in a manner consistent with Section 409A of the Code) in good faith to be the fair market value of the Common Stock.
(v)“FINRA Dealer” means a registered broker-dealer that is a member of the Financial Industry Regulatory Authority.
(w)“Immediate Family Members” has the meaning given such term in Section 12(b) of the Plan.
(x)“Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(y)“Indemnifiable Person” has the meaning given such term in Section 4(e) of the Plan.
(z)“Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.
(aa)    “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate.
(bb)    “NYSE” means the New York Stock Exchange.
(cc)    “Option” means an Award granted under Section 7 of the Plan.
(dd)    “Option Period” has the meaning given such term in Section 7(d) of the Plan.

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(ee)    “Other Stock-Based Award” means an Award granted under Section 9 of the Plan.
(ff)    “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.
(gg)    “Permitted Transferee” has the meaning set forth in Section 12(b) of the Plan.
(hh)    “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
(ii)    “Plan” means this Amended and Restated Tyler Technologies, Inc. 2018 Stock Incentive Plan, as it may be amended from time to time.
(jj)    “Prior Plan” as the meaning given such term in Section 1 of the Plan.
(kk)    “Qualifying Shares” means shares of Common Stock which either (i) have been owned by the Participant for more than six months and have been “paid for” within the meaning of Rule 144 promulgated under the Securities Act, or (ii) were obtained by the Participant in the public market.
(ll)    “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(mm)    “Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.
(nn)    “Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.
(oo)    “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(pp)    “Service Recipient” means, with respect to a Participant holding a given Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.
(qq)    “Subsidiary” means, with respect to any specified Person:
(i)any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or

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indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii)any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(rr)    “Substitute Award” has the meaning given such term in Section 5(g) of the Plan.
(ss)    “Sub-Plans” means any sub-plan to this Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the United States of America, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.
(tt)    “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient.
3.Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.Administration.
(a)The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer,

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reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any Subsidiary the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to persons who are Non-Employee Directors or otherwise are subject to Section 16 of the Exchange Act.
(d)Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any of its Affiliates, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)No member of the Board, the Committee or any employee or agent of the Company or any Subsidiary (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding

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upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f)Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.Grant of Awards; Shares Subject to the Plan; Minimum Vesting Requirements.
(a)The Committee may, from time to time, grant Awards to one or more Eligible Persons.
(b)Awards granted under the Plan shall be subject to the limitations in this Section 5(b). Subject to Section 10 of the Plan, no more than 14,100,000 shares of Common Stock shall be available for Awards under the Plan (the “Absolute Share Limit”), which includes (i) 4,600,000 shares of Common Stock approved in connection with this amendment and restatement and (ii) 9,500,000 shares of Common Stock approved under the 2018 Stock Incentive Plan. No more than 14,100,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”). Each share of Common Stock that is issued as Restricted Stock, Restricted Stock Units and Other Stock-Based Awards shall reduce the Absolute Share Limit by two and one-half (2.5) shares. The payment of stock dividends and dividend equivalents settled in shares of Common Stock in conjunction with outstanding Awards shall not be counted against the total number of shares available for issuance or delivery under the Plan.
(c)Other than with respect to Substitute Awards, any shares of Common Stock covered by an Award that are forfeited or canceled, or any shares covered by an Option that expires shall be deemed not to have been issued and shall again be available for grant.
(d)All Awards under the Plan will vest over a minimum period of one (1) year after the date of grant. Notwithstanding the foregoing, this minimum vesting requirement may be accelerated as set forth in Section 7(d) and/or Section 8(d).
(e)Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.
(f)Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”).

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Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.
6.Eligibility. Participation in the Plan shall be limited to Eligible Persons.
7.Options.
(a)General. Each Option granted under the Plan shall be evidenced by an Award agreement, in written or electronic form, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)Limitations on Incentive Stock Options. The aggregate Fair Market Value (determined as of the date of grant of an Option) of Common Stock which any Employee is first eligible to purchase during any calendar year by exercise of Incentive Stock Options granted under the Plan and by exercise of incentive stock options (within the meaning of Section 422 of the Code) granted under any other incentive stock option plan of the Company or an Affiliate shall not exceed $100,000. If the Fair Market Value of stock with respect to which all incentive stock options described in the preceding sentence held by any one Participant are exercisable for the first time by such Participant during any calendar year exceeds $100,000, the Options (that are intended to be Incentive Stock Options on the date of grant thereof) for the first $100,000 worth of shares of Common Stock to become exercisable in such year shall be deemed to constitute incentive stock options within the meaning of Section 422 of the Code and the Options (that are intended to be

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Incentive Stock Options on the date of grant thereof) for the shares of Common Stock in the amount in excess of $100,000 that become exercisable in that calendar year shall be treated as Nonqualified Stock Options. If the Code or the Treasury regulations promulgated thereunder are amended after the effective date of the Plan to provide for a different limit than the one described in this Section 7(b), such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.
(c)Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share on the Date of Grant.
(d)Vesting and Expiration; Termination.
(i)Options shall vest and become exercisable in such manner and on such date or dates as determined by the Committee; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason. Options shall expire upon a date determined by the Company, not to exceed ten years (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate.
(ii)Unless otherwise provided by the Committee, whether in an Award agreement or otherwise, in the event of (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall become fully vested and all Options held by such Participant shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period). Notwithstanding the foregoing, the Committee may in its sole discretion extend the post-Termination exercise period for any vested Option, but in no event beyond the expiration of the Option Period.
(e)Method of Exercise and Form of Payment. No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld. Options which have become exercisable may be exercised by delivery of written or electronic

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notice of exercise (or telephonic instructions to the extent provided by the Committee) to the Company (or to a Person designated to act on its behalf) in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or by surrendering for cancellation Qualifying Shares valued at the Fair Market Value at the time the Option is exercised, (provided that such surrender does not result in an accounting charge for the Company), including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Qualifying Shares in lieu of actual surrender of such shares to the Company; provided, that such shares of Common Stock are not subject to any pledge or other security interest; or (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, through a “margin” commitment from the Participant and an FINRA Dealer whereby the Participant elects to exercise the Option and to pledge the shares of Common Stock so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the exercise price, and whereby the FINRA Dealer commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company; or (C) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price and all applicable withholding (at not greater than the maximum statutory withholding rate) and any other applicable taxes. Any fractional shares of Common Stock shall be settled in cash.
(f)Notification upon Disqualifying Disposition of an Incentive Stock Option
Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Common Stock.
(g)Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as amended from time to time, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

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8.Restricted Stock and Restricted Stock Units.
(a)General. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement. Each Restricted Stock and Restricted Stock Unit grant shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
(b)Formula Grants to Directors. Each Non-Employee Director shall receive an initial grant of Restricted Stock Units and thereafter an annual grant of Restricted Stock Units. The initial grant upon a Non-Employee Director’s initial election or appointment to the Board shall have a grant date value not to exceed $600,000. If the initial election or appointment to the Board occurs on a date other than the annual meeting of stockholders, the director may receive, in whole or in part, a prorated initial grant based on the partial year of Board service, any such proration to be determined by the Compensation Committee in its sole discretion. Each annual grant, upon re-election to the Board, shall be awarded on the date of each annual meeting of stockholders and shall have a grant date value not to exceed $300,000. Grants to all Non-Employee Directors vest on the first anniversary of the grant date. Notwithstanding the foregoing, the Committee in its discretion may determine not to make an initial or annual grant under the Plan to a Non-Employee Director.
(c)Stock Certificates and Book Entry; Escrow or Similar Arrangement
Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable; and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under Section 12(a) of the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 8 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock; provided that if the lapsing of restrictions with respect to any grant of Restricted Stock is contingent on satisfaction of performance conditions (other than or in addition to the passage of time), any dividends payable on such shares of Restricted Stock shall be held by the Company and issued (without interest) to the Participant within 15 days following the date on which the restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate). To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

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(d)Vesting; Termination.
(i)The Restricted Period with respect to Restricted Stock and Restricted Stock Units shall lapse in such manner and on such date or dates determined by the Committee; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock or Restricted Stock Unit at any time and for any reason.
(ii)Unless otherwise provided by the Committee, whether in an Award agreement or otherwise, in the event of (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding unvested Restricted Stock and unvested Restricted Stock Units granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination by reason of death or Disability, the Restricted Period with respect to all unvested shares of Restricted Stock and unvested Restricted Stock Units shall expire and such Awards shall fully vest; and (C) a Participant’s Termination for any other reason prior to the time that such Participant’s Restricted Stock or Restricted Stock Units, as applicable, have vested, (i) all vesting with respect to such Participant’s Restricted Stock Units shall cease; and (ii) unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.
(e)Issuance of Restricted Stock and Settlement of Restricted Stock Units.
(i)Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or his or her beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value (on the date of distribution) equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.
(ii)Unless otherwise provided by the Committee in an Award agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant, or his or her beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (ii) defer the issuance of shares of Common Stock (or cash or part shares of Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units. To the extent provided in an Award agreement, the holder of

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outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, at the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the release of restrictions on such Restricted Stock Units, and, if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments.
(f)Legends on Restricted Stock. Each certificate, if any, representing Restricted Stock awarded under the Plan, if any, shall bear a legend substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE AMENDED AND RESTATED TYLER TECHNOLOGIES, INC. 2018 STOCK INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, BETWEEN TYLER TECHNOLOGIES, INC. AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF TYLER TECHNOLOGIES, INC.
9.Other Stock-Based Awards. The Committee may issue unrestricted Common Stock, rights to receive grants of Awards at a future date, or other Awards denominated in Common Stock (including, without limitation, performance shares or performance units), under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Other Stock-Based Award granted under the Plan shall be evidenced by an Award agreement. Each Other Stock-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
10.Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the shares of Common Stock; or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation, any or all of the following:

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(i)adjusting any or all of (A) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan); and (C) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (2) the Exercise Price with respect to any Award; or (3) any applicable performance measures;
(ii)providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and
(iii)cancelling any one or more outstanding Awards and causing to be paid to the holders holding vested Awards (including any Awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option over the aggregate Exercise Price of such Option (it being understood that, in such event, any Option having a per share Exercise Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that without the approval of the stockholders of the Company, outstanding Options may not be cancelled in exchange for cash, Options or other stock awards with an exercise price that is less than the exercise price of the original Options;

A-15	2024 Proxy Statement

provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 10 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 10 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Any such adjustment shall be conclusive and binding for all purposes. Payments to holders pursuant to clause (iii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price). In addition, prior to any payment or adjustment contemplated under this Section 10, the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his Awards; (B) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock; and (C) deliver customary transfer documentation as reasonably determined by the Committee.
11.Amendments and Termination.
(a)Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted) or for changes in generally accepted accounting principles (GAAP) to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 5 or Section 10 of the Plan); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to the last proviso of Section 11(b) of the Plan without stockholder approval.

A-16	2024 Proxy Statement

(b)Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively (including after a Participant’s Termination); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval, except as otherwise permitted under Section 10 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option; (ii) the Committee may not cancel any outstanding Option and replace it with a new Option (with a lower Exercise Price) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
12.General.
(a)Award Agreements. Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. For purposes of the Plan, an Award agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award agreement to be signed by the Participant or a duly authorized representative of the Company.
(b)Nontransferability.
(i)Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (including, without limitation, except as may be prohibited by applicable law, pursuant to a domestic relations order) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated

A-17	2024 Proxy Statement

as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the Termination of the Participant under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.
(c)Dividends and Dividend Equivalents. The Committee in its sole discretion may provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards; provided, that no dividends, dividend equivalents or other similar payments shall be payable in respect of outstanding (i) Options; or (ii) unearned Awards subject to performance conditions (other than or in addition to the passage of time) (although dividends, dividend equivalents or other similar payments may be accumulated in respect of unearned Awards and paid within 15 days after such Awards are earned and become payable or distributable).
(d)Tax Withholding.
(i)A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property issuable or deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, shares of Common Stock, other securities or other property) of any required withholding or any other applicable taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding or any other applicable taxes.

A-18	2024 Proxy Statement

(ii)Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the issuance of shares of Common Stock (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability, provided that with respect to shares withheld pursuant to clause (B), the number of such shares may not have a Fair Market Value greater than the maximum statutory withholding liability.
(e)No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or any Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(f)International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Sub-Plans or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.
(g)Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

A-19	2024 Proxy Statement

(h)Termination. Except as otherwise provided in an Award agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant’s undergoes a Termination of employment, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.
(i)No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such person.
(j)Government and Other Regulations.
(i)The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of the Company or any Affiliate issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 8 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of the Company or any Affiliate issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to

A-20	2024 Proxy Statement

add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable), over (B) the aggregate Exercise Price (in the case of an Option) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(k)No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
(l)Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(m)Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

A-21	2024 Proxy Statement

(n)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(o)Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.
(p)Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.
(q)Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to contracts made and performed wholly within the State of Texas, without giving effect to the conflict of laws provisions thereof.
(r)Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(s)Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

A-22	2024 Proxy Statement

(t)Section 409A of the Code.
i.Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.
ii.Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
iii.Unless otherwise provided by the Committee in an Award agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

A-23	2024 Proxy Statement

(u)Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, an Award agreement may provide that the Committee may in its sole discretion cancel such Award if the Participant has engaged in or engages in any Detrimental Activity. The Committee may also provide in an Award agreement that if the Participant otherwise has engaged in or engages in any Detrimental Activity, the Participant will forfeit any gain realized on the vesting or exercise of such Award, and must repay the gain to the Company. The Committee may also provide in an Award agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.
(v)Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

A-24	2024 Proxy Statement

Empowering people who serve the public®

tyler technologies

SCAN TO VIEW MATERIALS & VOTE

TYLER TECHNOLOGIES, INC.
ATTN: BRIAN MILLER
5101 TENNYSON PARKWAY
PLANO, TX 75024

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 8, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TYL2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 8, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V40852-P04157

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TYLER TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR each of the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Glenn A. Carter
02) Margot L. Carter
03) Brenda A. Cline
04) Ronnie D. Hawkins, Jr.
05) John S. Marr, Jr.
06) H. Lynn Moore, Jr.
07) Daniel M. Pope
08) Andrew D. Teed

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Advisory Approval of Our Executive Compensation.	☐	☐	☐
3. Ratification of Our Independent Auditors for Fiscal Year 2024.	☐	☐	☐
4. Approval of the Amended & Restated Tyler Technologies Inc. 2018 Stock Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 5.

	For	Against	Abstain
5. Shareholder Proposal Regarding a Simple Majority Vote.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date